Form 10-K405, Exhibit 13
period 1996-12-31
C ATS SOFTWARE INC
filed 1997-03-31
CIK 937266

                                                                    EXHIBIT 13.1

                             C-ATS SOFTWARE, INC.

                                     1996

                                 ANNUAL REPORT

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The statement of operations data set forth below for the years ended December 31, 1994, 1995 and 1996 and the balance sheet data at December 31, 1995 and 1996, are derived from, and are qualified by reference to, the audited financial statements and should be read in conjunction with the Consolidated Financial Statements and the Notes to the Consolidated Financial Statements ("Notes").


                                                                YEAR ENDED DECEMBER 31,
                                                     -------------------------------------------
                                                     1992      1993      1994     1995      1996
                                                     ----      ----      ----     ----      ----
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:


      License revenue                              $11,358   $14,103   $17,342   $20,359   $19,322
      Service and other Revenue                         25       200     1,120     1,939       823
                                                   -------   -------   -------   -------   -------
      Total revenues                                11,383    14,303    18,462    22,298    20,145
                                                   -------   -------   -------   -------   -------
   Costs and expenses:
      Cost of revenues                                 464        20       556     1,174       272
      Research and development                       2,261     2,452     3,117     3,582     6,166
      Sales and marketing                            5,878     6,965     8,551    10,273    11,084
      General and administrative                     1,658     1,958     2,533     2,838     2,617
      In-process research and development of
        acquired business                               --        --        --        --     7,066
                                                   -------   -------   -------   -------   -------
      Total costs and expenses                      10,261    11,395    14,757    17,867    27,205
                                                   -------   -------   -------   -------   -------
   Operating income (loss)                           1,122     2,908     3,705     4,431    (7,060)
   Interest income                                     218       174       269       931       863
                                                   -------   -------   -------   -------   -------
   Income (loss) before provision for income taxes   1,340     3,082     3,974     5,362    (6,197)
   Provision (benefit) for income taxes                (53)    1,602     1,391     1,877         0
                                                   -------   -------   -------   -------   -------
   Net income (loss)                               $ 1,393   $ 1,480   $ 2,583   $ 3,485   $(6,197)
                                                   -------   -------   -------   -------   -------
                                                   -------   -------   -------   -------   -------
   Net income (loss) per share (1)                 $   .33   $   .34   $   .52   $   .57   $ (0.95)
                                                   -------   -------   -------   -------   -------
                                                   -------   -------   -------   -------   -------
   Weighted average common shares outstanding (1)    4,250     4,416     4,942     6,062     6,528
                                                   -------   -------   -------   -------   -------
                                                   -------   -------   -------   -------   -------

                                                                      DECEMBER 31,
                                                     -------------------------------------------
                                                     1992      1993      1994     1995      1996
                                                     ----      ----      ----     ----      ----
                                                                     (IN THOUSANDS)

CONSOLIDATED BALANCE SHEET DATA:
    Cash, cash equivalents  and short-term
      investments                                  $ 5,975   $ 8,585   $ 9.964   $26,701   $22,129
    Working capital                                      8       997     3,920    21,564    19,846
    Total assets                                    10,279    15,321    18,906    38,500    32,999
    Total stockholders' equity                         388     2,094     5,002    22,892    21,911

    (1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share amounts.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

THIS REPORT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS SET FORTH IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" UNDER "FACTORS THAT MAY AFFECT FUTURE RESULTS" AND ELSEWHERE IN THIS REPORT.

OVERVIEW

     C-ATS Software Inc. (the "Company" or "C-ATS") was organized in 1988 as a successor to a partnership formed in 1986. The Company's first product, SWAPWARE-Registered Trademark-, was released in 1986. The Company has since introduced additional products such as OPTIONS, FUTURES AND BONDS, MARKET DATA, RISK MANAGER and OPERATIONS MANAGER. In late 1994, the Company introduced C-ATALYST, an enhanced version of its product family which includes GLOBAL RISK MANAGER, a product for firm-wide risk management, and FICAD, a software tool for financial computer-aided design (CAD). These products serve the established market for derivatives risk management and the emerging market for firm-wide risk management. During February 1996, the Company acquired the assets of LOR/Geske Bock Associates, Inc. ("LOR/Geske Bock" or "LORGB") and released an enhanced version of CARMA, which extends the Company's offerings for Firm-wide risk management applications. While the Company was profitable on an annual basis from 1992 through 1995, R&D expenses associated with the acquisition of LOR/Geske Bock resulted in a net loss for 1996. The Company's revenues are derived primarily from annual renewable license fees. International revenues accounted for 80%, 80% and 76% of total revenues in 1996, 1995 and 1994, respectively.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of revenues represented by certain line items in the Company's Consolidated Statements of Operations:

                                                PERCENT OF TOTAL REVENUE
                                                -------------------------
                                                 YEAR ENDED DECEMBER 31,
                                                -------------------------
                                                1994       1995      1996
                                                ----       ----      ----
Revenues:
  License revenue                                94%        91%       96%
  Service and other revenue                        6          9         4
                                                 ---        ---       ---
Total revenues                                   100        100       100
                                                 ---        ---       ---
Costs and expenses:
  Cost of revenues                                 3          5         1
  Research and development                        17         16        31
  Sales and marketing                             46         46        55
  General and administrative                      14         13        13
  In-process research and development
    of acquired business                          --         --        35
                                                 ---        ---       ---
Total costs and expenses                          80         80       135
                                                 ---        ---       ---
Operating income (loss)                           20         20       (35)
Interest income (loss)                             2          4         4
                                                 ---        ---       ---
Income (loss) before provision for
  income taxes                                    22         24       (31)
Provision for income taxes                         8          8         0
                                                 ---        ---       ---
   Net income (loss)                             14%        16%      (31%)
                                                 ---        ---       ---
                                                 ---        ---       ---

LICENSE AND SERVICE REVENUE

     Total revenues were $20.1 million in 1996, down from $22.3 million in 1995 and up from $18.5 million in 1994. The Company's revenues are derived primarily from annual renewable license fees. These fees are non-refundable, are typically payable in full at the beginning of the annual term and are recognized pro-rata over the term of the license. The annual renewable license fee includes rights to use the Company's software products, updates to the products, if any, product installation, initial client training, documentation and software support services for one year. In addition to its annual licenses, the Company makes available its services on a contract basis to assist clients with services beyond those included in its licenses. These services typically include additional client training and assisting clients in their generation of client-specific reports, data base integration and system optimization. Although the Company does not pursue opportunities to perform systems integration services for its clients, it has from time to time performed or subcontracted such limited projects for large clients who might not otherwise license the Company's standard software products. Revenues from such projects are included in service and other revenues. They are recognized when delivered or based upon the percentage-of-completion method and are typically affected by the commencement or completion of significant services projects.

     License revenue decreased to $19.3 million in 1996 from $20.4 million in 1995 and increased from $17.3 million in 1994. License revenue decreased in 1996 primarily as a result of several large customers deciding not to renew their license agreements in favor of utilizing in-house developed programs. The increase in license revenue from 1994 to 1995 resulted from increases in the number of customer sites where the Company's products are licensed.

   The Company licenses its products on a per site basis with the price per site varying based upon the selection of products licensed, the number of authorized users for each product at each site and the number of licensed sites. As a result, total revenues in any year depend upon the number of new and renewed annual licenses, the number of sites which use the Company's products, product prices, and the number of users per site. The Company renewed licenses for 82% of its existing clients in 1996, 94% of its existing clients in 1995, and 87% of its existing clients in 1994. Average revenue per site increased by 6% in 1996, 8% in 1995 and 6% in 1994. The Company believes the average revenue per site has increased because the Company continues to offer new products and enhancements to existing products, and because clients have increased the number of users licensed per site, which factors have been partially offset by declines in unit pricing per product. Although the Company has historically been able to offset declines in unit pricing with increases in functionality and new product introductions, there can be no assurance that the Company will continue to introduce new products or enhancements to existing products or that such products when introduced will result in increased revenue per client site.

     Service and other revenue decreased to $0.8 million in 1996 from $1.9 million in 1995 and $1.1 million in 1994. Service and other revenue decreased in 1996 primarily due to completion in late 1995 of a $1.5 million systems integration project that was undertaken and subcontracted by the Company in the middle of 1994. Service and other revenue increased in 1995 from 1994 primarily due to the initiation of this project and increases in the Company's installed client base.

COST OF REVENUES

     Cost of revenues includes the cost of documentation materials, royalties and the cost of subcontracted services. Costs of revenues in 1996 were $0.3 million versus $1.2 million in 1995, the decrease being attributable to reductions in the cost of subcontracted services, referred to above, for a systems integration project that was completed in the fourth quarter of 1995. In 1994, the cost of revenues was principally comprised of the cost of subcontracted services for a systems integration project and the cost of documentation materials.

RESEARCH AND DEVELOPMENT

     Most of the Company's research and development expenditures are personnel related. Total expenditures for research and development increased to $6.2 million in 1996 from $3.6 million in 1995 and $3.1 million in 1994. The increase in research and development expenditures was due primarily to increases in expenditures for continuation and completion of in-process research ($2.0 million in 1996) and new product development. The increase in 1996 includes the addition of research staff from the acquired firm of LOR/Geske Bock during the first quarter of 1996. In connection with the LOR/Geske Bock acquisition, the Company recognized a one-time expense amounting to $7.1 million of in-process research and development as the technology had not yet reached technological feasibility and does not have alternative future uses (See Note 3 of the Notes to the Consolidated Financial Statements). The amounts of software development costs which could have been capitalized were immaterial and, therefore, no software development costs have been capitalized by the Company to date. The Company believes that significant investment for product research and development is essential to product and technical leadership, and the Company anticipates that it will continue to commit substantial resources to research and development in the future. The focus of this increased research and development spending will be to expand the platforms upon which the Company's products operate; to integrate the acquired products from LORGB; and to continue to enhance the features and functionality of the company's products. The Company anticipates that research and development expenditures will increase in dollar amount in 1997.

SALES AND MARKETING

     Sales and marketing expenses consist principally of salary, commissions and facilities related costs. Sales and marketing expenditures increased to $11.1 million in 1996 from $10.3 million in 1995 and $8.6 million in 1994. The increase in sales and marketing in 1996 was primarily due to increases associated with the sales and marketing of the Company's expanded product line. The increase in sales and marketing expenditures in 1995 was due to increases in personnel, commissions, marketing communication programs and the continued expansion of the Company's Hong Kong office. The Company anticipates that sales and marketing expenses will continue to increase in dollar amount in 1997 as it expands its sales and service organization and promotes its recently introduced products.

GENERAL AND ADMINISTRATIVE

     General and administrative expenses consist primarily of personnel costs for finance, contract administration, human resources and general management, as well as legal, accounting and auditing expenses. General and administrative expenses decreased to $2.6 million in 1996 from

$2.8 million in 1995 and $2.5 million in 1994. The decrease in general and administrative expenses in 1996 was due to reduced costs of professional services subsequent to becoming a publicly held company. The increase in general and administrative expenses in 1995 was due to an increase in personnel and costs associated with becoming a publicly held company. The Company anticipates that general and administrative expenses will increase in dollar amount in 1997.

INTEREST INCOME

     Interest income is comprised primarily of interest earned on the Company's excess cash and short-term investment balances, net of interest expense. Interest income remained at $0.9 million in 1996 and 1995 and increased from $0.3 million in 1994. Interest income increased in 1995 and has remained the same in 1996 due to higher cash and short-term investment balances which were generated from the initial public offering of stock on March 20, 1995 and cash generated from operations.

PROVISION FOR INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which provides for a liability approach under which deferred income taxes are provided based upon enacted laws and rates applicable to the periods in which the taxes become payable. The provision for income taxes was 0% of income
(loss) before the provision for income taxes in 1996 due to the Company's operating loss position, 35% in 1995 and 35% in 1994. The provision for income taxes takes into account the effects of foreign income taxes and state income taxes, offset by utilization of research and development and foreign tax credits.

     As of December 31, 1996, the Company had $5.3 million of deferred tax assets. Due to certain limitations of benefits related to tax carrybacks, the current year operating loss position, and the uncertainty of future results, the Company has provided a valuation allowance of $1.5 million related to the deferred tax asset. Accrued taxes payable include reserves for tax liabilities. The Company's tax returns for 1990 through 1993 are currently being examined by the Internal Revenue Service. Such examination may result in adjustments to previously filed tax returns. While the Company believes that it has reserves sufficient to cover any actual tax liabilities as a result of this examination, no assurance can be given that the reserves will be adequate. See Note 6 of the Notes to Consolidated Financial Statements.

QUARTERLY INFORMATION

     The following table presents unaudited quarterly financial information for the eight quarters ended December 31, 1996. Management believes this information has been prepared on the same basis as the audited Consolidated Financial Statements and that all necessary adjustments (consisting only of normal recurring adjustments) have been included to present fairly the unaudited quarterly results. The following should be read in conjunction with the audited Consolidated Financial Statements of the Company and the Notes appearing elsewhere in these Consolidated Financial Statements. These operating results are not necessarily indicative of results for any future period.

                                                                 THREE MONTHS ENDED
                                          -----------------------------------------------------------------
                                          MAR. 31, 1995    JUNE 30, 1995    SEPT. 30, 1995    DEC. 31,1995
                                          --------------   --------------   --------------   --------------
                                           (UNAUDITED)      (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  License revenue                            $ 4,754           $4,984           $5,114           $5,507
  Service and other revenue                      429              482              661              367
                                             -------           ------           ------           ------
    Total revenues                             5,183            5,466            5,775            5,874
                                             -------           ------           ------           ------
Costs and expenses:
  Cost of revenues                               289              190              422              273
  Research and development                       881              863              933              905
  Sales and marketing                          2,289            2,590            2,662            2,732
  General and administrative                     679              723              703              733
                                             -------           ------           ------           ------
Total costs and expenses                       4,138            4,366            4,720            4,643
                                             -------           ------           ------           ------
Operating income                               1,045            1,100            1,055            1,231
Interest income                                   86              315              273              257
                                             -------           ------           ------           ------
Income before provision for income taxes       1,131            1,415            1,328            1,488
Provision for income taxes                       396              495              465              521
                                             -------           ------           ------           ------
Net income                                   $   735           $  920           $  863           $  967
                                             -------           ------           ------           ------
                                             -------           ------           ------           ------
Net income per share                         $  0.14           $ 0.14           $ 0.14           $ 0.15
                                             -------           ------           ------           ------
                                             -------           ------           ------           ------
Weighted average common shares
  outstanding                                  5,229            6,418            6,387            6,279
                                             -------           ------           ------           ------
                                             -------           ------           ------           ------

                                          MAR. 31, 1996    JUNE 30, 1996    SEPT. 30, 1996    DEC. 31,1996
                                          --------------   --------------   --------------   --------------
                                           (UNAUDITED)      (UNAUDITED)      (UNAUDITED)      (UNAUDITED)

Revenues:
  License revenue                            $ 5,386           $4,939           $4,599           $4,398
  Service and other revenue                      308              134              304               77
                                             -------           ------           ------           ------
    Total revenues                             5,694            5,073            4,903            4,475
                                             -------           ------           ------           ------
Costs and expenses:
  Cost of revenues                                54               74               78               66
  Research and development                     1,224            1,567            1,692            1,683
  Sales and marketing                          2,669            2,761            2,959            2,695
  General and administrative                     710              650              645              612
  In-process research and development of
    acquired business                          7,066               --               --               --
                                             -------           ------           ------           ------
Total costs and expenses                      11,723            5,052            5,374            5,056
                                             -------           ------           ------           ------
Operating income (loss)                       (6,029)              21             (471)            (581)
Interest income                                  231              240              198              194
                                             -------           ------           ------           ------
Income (loss) before provision for taxes      (5,798)             261             (273)            (387)
Provision (benefit) for income taxes             469               97             (101)            (465)
                                             -------           ------           ------           ------
Net income (loss)                            $(6,267)          $  164           $ (172)          $   78
                                             -------           ------           ------           ------
                                             -------           ------           ------           ------
Net income (loss) per share                  $ (1.00)          $ 0.02           $(0.03)          $ 0.01
                                             -------           ------           ------           ------
                                             -------           ------           ------           ------
Weighted average common shares
  outstanding                                  6,260            6,797            6,623            6,971
                                             -------           ------           ------           ------
                                             -------           ------           ------           ------

                                                                 THREE MONTHS ENDED
                                          -----------------------------------------------------------------
                                          MAR. 31, 1995    JUNE 30, 1995    SEPT. 30, 1995    DEC. 31,1995
                                          --------------   --------------   --------------   --------------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  License revenue                                92%              91%              89%              94%
  Service and other revenue                       8                9               11                6
                                            -------           ------           ------           ------
    Total revenues                              100              100              100              100
                                            -------           ------           ------           ------
Costs and expenses:
  Cost of revenues                                6                4                7                5
  Research and development                       17               16               16               15
  Sales and marketing                            44               47               47               47
  General and administrative                     13               13               12               12
                                            -------           ------           ------           ------
Total costs and expenses                         80               80               82               79
                                            -------           ------           ------           ------
Operating income                                 20               20               18               21
Interest income                                   2                6                5                4
                                            -------           ------           ------           ------
Income before provision for income taxes         22               26               23               25
Provision for income taxes                        8                9                8                9
                                            -------           ------           ------           ------
Net income                                       14%              17%              15%              16%
                                            -------           ------           ------           ------
                                            -------           ------           ------           ------

                                          MAR. 31, 1996    JUNE 30, 1996    SEPT. 30, 1996   DEC. 31, 1996
                                          --------------     -------          -------          -------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  License revenue                                94%              97%              94%              98%
  Service and other revenue                       6                3                6                2
                                            -------           ------           ------           ------
    Total revenues                              100              100              100              100
                                            -------           ------           ------           ------
Costs and expenses:
  Cost of revenues                                1                1                2                1
  Research and development                       22               31               35               38
  Sales and marketing                            47               55               60               60
  General and administrative                     12               13               13               14
  In-process research and development of
    acquired business                           124               --               --               --
                                            -------           ------           ------           ------
  Total costs and expenses                      206              100              110              113
                                            -------           ------           ------           ------
Operating income (loss)                        (106)               0              (10)             (13)
Interest income                                   4                5                4                4
                                            -------           ------           ------           ------
Income (loss) before provision for taxes       (102)               5               (6)              (9)
Provision (benefit) for income taxes              8                2               (2)             (11)
                                            -------           ------           ------           ------
Net income (loss)                              (110%)              3%              (4%)              2%
                                            -------           ------           ------           ------
                                            -------           ------           ------           ------



     The Company's license revenue declined on a quarterly basis throughout 1996 as the Company had several large customers who chose not to renew annual licenses in favor of utilizing systems developed in-house. The Company's practice is to recognize revenue from its annually renewable license fees pro-rata over the license term. Therefore the revenue impact from adding new customers is reflected over several quarters following sales consummation. Service and other revenue is recognized when delivered or using the percentage-of-completion method and is typically affected by the commencement or completion of significant services projects. Service and other revenue was higher in 1995 due to a systems integration project undertaken for a client that was completed in the last quarter of 1995.

     Cost of revenues has been relatively minor with the exception that the four quarters of 1995 reflect the cost of subcontracting the systems integration project referred to above. This project was completed in the fourth quarter of 1995. The Company has generally increased operating expenses to support higher revenue levels and product development efforts. Research and development costs were higher in each quarter of 1996 as compared to 1995 due to increases in staffing and the integration of Research and Development personnel from the acquisition of LOR/Geske Bock. Sales and marketing costs were higher in each quarter of 1996 as compared to 1995 due to increases in staffing, commissions, marketing communications programs and the continued expansion of the Company's Hong Kong sales and service offices. General and administrative costs were lower on a dollar basis in each subsequent quarter of 1996 as compared to 1995 due to efficiencies in utilizing professional service providers, but higher on a percentage basis due to lower revenues in each quarter.

     Although the Company has increased its installed base in terms of number of clients and maintained its number of client sites, there can be no assurance that the Company will continue to be able to renew its existing client base or expand the number of clients or client sites where the Company's products are licensed. A number of factors affect a client's decision to license or continue to license the Company's products. These factors include the status of a client's internal systems development programs, competitiveness of the Company's current product offerings, pricing, and level of satisfaction with the Company's sales, service and support staff. From time to time in the past, the Company has experienced delays in developing and introducing new products, which has slowed the rate of growth. There can be no assurance that similar delays may not occur in the future. The Company's expense levels are based, in part, on expectations of future revenues. If revenues do not meet expectations, operating results could be adversely affected. Net income may be disproportionately affected by a reduction in revenues because only a small portion of the Company's expenses varies with revenues.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its operations to date through cash flow from operations and its initial public offering of stock effective March 20, 1995. As of December 31, 1996, the Company had $22.1 million in cash, cash equivalents and short-term investments, and no long-term debt. Short-term investments consist principally of auction market preferred stock and tax-preferred securities.

     Net cash utilized by operating activities totaled $0.4 million in 1996, while $3.1 million and $1.6 million was provided by operating activities in 1995 and 1994, respectively. Net cash of $2.9 million was provided by investing activities in 1996, whereas investing activities used net cash of $21.0 million in 1995 and $1.8 million in 1994. The Company's investments in short-term investments decreased by $7.4 million in 1996, whereas they increased by $20.2 million in 1995 and $1.3 million in 1994. The Company purchased $0.7 million of property and equipment in 1996, $0.7 million in 1995 and $0.6 million in 1994. The Company has no other significant capital commitments and currently anticipates that normal additions and replacements to property and equipment for 1997 will be approximately $0.8 million.

     On February 13, 1996, C-ATS Sub, Inc. (a wholly owned subsidiary of the Company), merged with LOR/Geske Bock Associates, Inc. (LORGB), a California Corporation, pursuant to an "Agreement and Plan of Reorganization" dated January 30, 1996. LORGB designs, develops, and markets integrated, organization-wide market and credit risk management software systems. As a result of the merger, LORGB, Inc. ceased to exist while C-ATS Sub continued as the surviving corporation. The transaction was accounted for as a "purchase" and accordingly, the operating results of the acquired business have been included in the consolidated statement of operations from the date of the acquisition.

     At the consummation of the merger, the outstanding LORGB common stock was exchanged for an aggregate of approximately 578,651 shares of the Company's common stock (the stock price was valued at $7.00 as of the merger date) and approximately $3,294,000 in cash. In addition, the Company assumed all options to purchase LORGB capital stock outstanding at the effective time of the merger. Additionally, the Company assumed options representing the right to purchase approximately 167,000 shares of the Company's common stock.

     Historically, more client licenses are generally due for renewal in the second and fourth quarters of each year than in the first and third quarters. Because of the Company's pro-rata revenue recognition policy, this pattern has not had a significant impact on quarterly revenues. However, this pattern has and will likely continue to impact the timing of cash flows and the Company's cash and accounts receivable balances. Any decline or delay in contract renewals could have a material adverse effect on the Company's cash balances.

     Financing activities including the issuance of stock during the Company's initial public offering on March 20, 1995 provided cash of $14.3 million. The Company believes that the net proceeds from the initial public offering, together with available funds, and the cash flow expected to be generated from operations will be adequate to meet the Company's anticipated working capital and capital expenditure requirements for at least the next twelve months.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     The Company's business, financial condition and results of operations can be impacted by a number of factors including without limitation the following factors.

CONTINUED DEPENDENCE ON DERIVATIVES RISK MANAGEMENT PRODUCT

     C-ATS has derived substantially all of its revenues from the sale of software products and services for derivatives risk management, and its future growth is critically dependent on increased revenues from products for this use. The target clients for the Company's products include large banks and financial institutions, many of whom rely on internally developed derivative risk management systems. Their acceptance of the Company's products depends, among other things, on the products' functionality and performance characteristics, the ability of these clients to achieve cost savings by using third party software, the development time and cost of internally developed software, the willingness of these institutions to rely on third party software for mission critical financial applications, and their assessment of C-ATS' financial resources as well as its technical, managerial, service and support capabilities. The Company has generally found that the costs of switching to a new derivatives risk management system are so substantial that clients will generally not change systems unless they perceive a significant deficiency with their existing system.

     A number of factors could adversely affect market acceptance of the Company's products for derivatives risk management applications. First, although the Company's products include software applications for a number of widely traded derivatives, such as swaps, options, swaptions and futures, they do not include software applications for many other derivative instruments. Although applications for these derivatives can be developed using FiCAD or may be included in the Company's future products, the absence of applications for specific derivatives may reduce market acceptance of the Company's products. Second, some financial institutions may require a higher level of product customization and technical support than is customarily provided by C_ATS. To the extent these clients cannot obtain this support from C-ATS or third party service organizations, they may be reluctant to use the Company's products. Finally, C-ATALYST has a long sales cycle that can adversely affect sales and increase marketing costs. As a result of these and other factors, there can be no assurance that C-ATALYST will achieve significant market acceptance.

EARLY STAGE OF DEVELOPMENT OF MARKET FOR FIRM-WIDE RISK MANAGEMENT; NO ASSURANCE OF MARKET ACCEPTANCE OF FIRM-WIDE RISK MANAGEMENT PRODUCTS

     The market for firm-wide risk management software products is in an early stage of development. Although many financial institutions and organizations are exploring firm-wide risk management, C-ATS believes that only a small number of firms have actually implemented firm-wide risk management systems. A number of factors will determine when and if a significant market for firm-wide risk management software products develops, including regulatory actions, client education and awareness of the need for firm-wide risk management and the availability of commercially accepted firm-wide risk management systems. Even if a significant market develops, there can be no assurance that the Company's products will achieve commercial acceptance.

     First, there can be no assurance that the Company's approach to firm-wide risk management will be accepted in the marketplace. Although several companies are using prior versions of the Company's products for site-wide or firm-wide risk management, the newest version of CARMA was released for commercial sales in December 1996. This product is a substantial enhancement of the product obtained in the acquisition of LOR/Geske Bock, designed for firm-wide market and credit risk management. While financial institutions are potentially subject to regulatory guidelines to implement a firm-wide market risk management system, there can be no assurance that the Company's products will achieve substantial acceptance in the marketplace. Second, although the Company's products facilitates firm-wide risk management, the process of creating a firm-wide risk management system can be extremely complex and in most cases requires substantial additional software engineering in order to connect the many independent systems in place at most institutions and to link these systems to the Company's products. The cost of such a process is likely to far exceed the cost of licensing the Company's products. There is no assurance that a significant number of institutions will be willing to undertake such a large project or to incur such costs. Third, many institutions implementing firm-wide risk management will require substantial outside assistance in software engineering. The Company intends primarily to provide standard products and to rely on third parties to provide such assistance. Revenues from firm-wide risk management products will be limited if such third-party support is not readily available. Fourth, the development of sophisticated firm-wide risk management systems will depend on the availability of extensive price and risk data which the client must provide for portfolios not managed with the Company's products. Lack of access to such data may restrict an institution's ability to perform firm-wide risk management.

     Finally, many of the factors that affect market acceptance of the Company's products for derivatives risk management, such as the decision to develop software internally or rely on third-party software, also will affect market acceptance of the Company's products for firm-wide risk management. See "Factors That May Affect Future Results-Continued Dependence on Derivatives Risk Management Products." Failure of a significant market for firm-wide risk management products to develop or, if it does, failure of the

Company's products to achieve broad market acceptance could have a material adverse affect on the Company's business, operating results and financial condition.

LIMITED SUPPORT, TRAINING AND CUSTOMIZATION

     Some financial institutions may require a higher level of product customization and technical support and training than the Company customarily provides or can provide. The Company intends primarily to rely on third parties to provide such customization and support. Additionally, the Company has limited resources to devote to training. To the extent financial institutions cannot obtain desired levels of customization, support and training, they may be reluctant to use the Company's products, which could slow market acceptance of the Company's products. This could impede the Company's growth and could have a material adverse effect on the Company's business, operating results and financial condition.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

     The Company's quarterly operating results may fluctuate substantially as a result of a variety of factors including the volume and timing of license renewals by existing clients, license agreements with new clients, the timing and market acceptance of new products or technological advances by the Company or its competitors, price levels, and unexpected expenses. The Company's expense levels are based, in part, on expectations of future revenues. If revenues in a particular quarter do not meet expectations, operating results could be adversely affected. The Company expects that its operating results will fluctuate in the future as a result of these and other factors. Additionally, the Company has accrued a reserve for tax liabilities in connection with an Internal Revenue Service examination. There can be no assurance that such reserve will be adequate to cover any liabilities. See
Note 6 of the Notes to Consolidated Financial Statements. Results of past quarters should not be relied on as an indication of future results.

DEPENDENCE ON RENEWABLE LICENSES; SIGNIFICANT POTENTIAL PRICE COMPETITION

     The Company's revenues are derived primarily from annual renewable license fees. These fees are non-refundable, typically paid in full at the beginning of the annual term and recognized as revenue pro-rata over the term of license. In 1996, 82% of the Company's existing licenses were renewed. Although the Company has been successful to date in negotiating renewable licenses rather than perpetual licenses, the Company may encounter resistance to renewable licenses in the future. In such event, the Company's business model may cause it to decline market opportunities. A significant decline in the percentage of clients who renew their license or the failure of the Company to continue to enter into renewable licenses would have a material adverse effect on the business, operating results and financial condition of the Company.

     Because the software industry is intensely competitive, software products have often experienced price erosion. As is typical in the industry, the Company's fixed costs as a percentage of revenues are high, and significant price erosion could have a material adverse effect on the Company's business, operating results and financial condition. Although to date any price decline in unit prices of the Company's products has been offset by the introduction of new or enhanced products, there can be no assurance that significant price erosion will not occur in the future.

DEPENDENCE ON INTERNATIONAL OPERATIONS AND SALES

     Clients outside the United States accounted for approximately 80%, 80% and 76% of the Company's revenues in 1996, 1995 and 1994, respectively. The Company anticipates that its revenues for the next several years will also substantially derive from international sales. The Company markets and licenses its products outside the United States through its international branch offices and subsidiaries. The Company has offices in Tokyo, London, Hong Kong and Geneva as well as the United States, and the Company has licensed clients in 19 countries. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs and exchange rates, difficulties in staffing, coordinating communications, managing international operations and other factors. The Company prices its products in U.S. dollars, but it incurs expenses in local currencies for its overseas operations.

     The Company attempts to reduce its exposure to exchange rate fluctuations by purchasing foreign currencies every three to six months in amounts equal to the operating expenses estimated to be payable in such currencies during the next six to twelve months. However, no assurance can be given that this strategy will be sufficient to offset any dramatic declines in the value of the U.S. dollar. Regulatory compliance requirements differ among foreign countries and are also different from those established in the United States, and any inability to obtain necessary foreign regulatory approvals on a timely basis could have an adverse effect on the Company's international sales, and thereby on its business, financial condition and results of operations. Additionally, the Company's business, financial condition and international operating results may be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates, difficulties in obtaining export licenses, ability to maintain or increase prices and competition.

DEPENDENCE ON KEY PERSONNEL; SUBSTANTIAL EXECUTIVE COMPENSATION

     The Company's success depends to a significant extent upon the contributions of its executive officers, and key sales, marketing, technical service and engineering personnel. None of the Company's personnel are subject to a noncompetition agreement or other long-term employment contract with the Company. Further, in order to attract and retain its executive officers, the Company has in the past paid to its executive officers substantial compensation and bonuses. In addition, the Company's future success will depend significantly on its continuing ability to attract and retain highly qualified technical, sales and marketing personnel. Because the Company's business requires that many of these personnel have specialized knowledge of advanced computer programming and financial theory, and because the pool of such qualified personnel is extremely limited, competition for such personnel is intense, particularly among the Company's clients who have substantially greater financial resources than the Company. Failure to attract and retain such personnel could have a material adverse affect on the Company's business, operating results and financial condition.

NEW MANAGEMENT RESPONSIBILITIES; GROWTH

     Many of the Company's executive officers have joined the Company in the last twelve months. Although each of the new executives brings significant prior experience to the Company, some are new to the Company's specific business segment. In addition, future growth will require increased personnel, expanded information systems and additional financial and administrative control procedures, particularly because the Company has significant international operations. There can be no assurance that the Company would be able to attract and retain additional qualified personnel or successfully manage expanding operations, including an increasing number of client relationships and geographically dispersed locations or maintain adequate managerial, financial and operating systems and controls.

DEPENDENCE ON DIRECT SALES FORCE; ABSENCE OF INDIRECT SALES CHANNELS.

     C-ATS currently distributes its products exclusively through its direct sales force. As is typical of many companies, the Company has experienced turnover of its sales force in the past, and there can be no assurance that the Company will be able to attract and retain adequate sales and marketing personnel. Moreover, there can be no assurance that the Company will be able to adequately address its markets without establishing indirect distribution channels such as distributors, value-added resellers and system integrators. Although the Company may seek to add indirect distribution channels in the future, there can be no assurance that the Company will establish and maintain such indirect distribution channels, or if it seeks to do so, that such distribution channels, if established, will provide effective sales and marketing support for the Company. Failure to increase the Company's direct sales force or establish effective indirect sales channels could have a material adverse effect on the Company's business, operating results or financial condition.

DEPENDENCE ON FINANCIAL INDUSTRY; CHANGE IN DERIVATIVES MARKET AND REGULATORY ENVIRONMENT

     Substantially all of the Company's current clients are domestic and international financial institutions. An economic downturn in the commercial and investment banking industries or in the level of derivatives trading could have a material adverse effect on the Company's business, operating results and financial condition. Any adverse change in the derivatives market affecting demand for the Company's products, whether by regulation, consolidation within the financial industry, negative publicity or otherwise, could have a material adverse effect on the Company's business, operating results and financial condition.

     Derivative instruments have been involved in a number of well-publicized financial losses, including those involving Barings Bank and Orange County of California. Such losses have led to increasing governmental scrutiny and potential regulation of derivatives markets generally. Current legislative and regulatory measures reportedly being considered include additional reporting requirements pertaining to the current values of and risks associated with derivatives positions, and regulation of the mathematical models used to measure such values and risks. The Company believes that regulations which impose requirements of increased management controls or increased reporting may increase the demand for the Company's products. However, some legislators have questioned whether certain types of derivatives trading should be prohibited. Prohibitions on trading activities could reduce the size of the Company's markets.

COMPETITION

     The market for financial risk management software is intensely competitive and is characterized by rapid technological change and frequent introduction of new products and features. The Company competes generally on the basis of product features and functions, product architecture, price, the speed and accuracy of the product processing capability, client service, the availability of sufficiently trained technical staff, and the vendor financial stability. In order to maintain or improve its position in this industry, the Company must continue to enhance its current products and develop new products in a timely fashion. There can be no assurance that the Company will succeed in this effort.

     A major source of competition for the Company's products are applications that are internally developed by the financial institutions which are its potential clients, as well as institutions that are current clients. Even those financial institutions, including the Company's clients, that use the Company's products or other third-party software for some applications usually use internally developed software for the same or related applications. Many of these organizations have substantial internal development resources with the capability to develop specific products for their needs. Many of these organizations also value the ability to control the source code for their software systems. The Company does not typically make its source code available. There can be no assurance that the Company will successfully market its products to these organizations.

     There are a significant number of independent commercial competitors for the Company's products. Some of these competitors, including SunGard Data Systems Inc., Infinity, Inc., and ACT Group plc., are larger than the Company and have longer operating histories and significantly greater financial, technical, sales and marketing and other resources, greater name recognition and a larger installed client base.

TECHNOLOGICAL CHANGE

     The financial risk management software industry is characterized by rapid technological advances, changes in client requirements and preferences, and frequent new product introductions and enhancements. Historically, the Company has released product enhancements at intervals of one to three years. The Company's future success will depend, in significant part, upon its ability to enhance its current products and to develop and market new products on a timely basis that keep pace with technological developments, respond to evolving client requirements and achieve market acceptance. In particular, the Company believes it must continue to respond quickly to users' needs for additional functionality and to advances in hardware and software platforms. Any failure by the Company to anticipate or respond adequately to technological developments and client requirements, or any significant delays or excessive costs in product development or introduction, could have a material adverse effect on the Company's operating results and financial condition. Because of the complexity of the Company's products, from time to time development efforts have taken longer than expected, causing delays in the release of new products and product enhancements, and this may occur again in the future. Any such delays could have a material adverse effect on the Company's business, operating results or financial condition. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that the Company will not experience significant delays or excessive costs in the future that could have a material adverse effect on the Company's operating results and financial condition.

     Because the Company has limited resources, the Company must restrict its product development efforts and its porting efforts to a relatively small number of products and operating platforms. There can be no assurance that these efforts will be successful or, even if they are successful, that any resulting products or operating platforms will achieve market acceptance. Additionally, the Company offers standardized products designed for use worldwide. These products do not include general ledger systems or certain other product features tailored for specific regional markets or industry segments. The failure to include these features may adversely affect market acceptance of the Company's products. Furthermore, there can be no assurance that the cost of research and development efforts required to keep pace with technological changes will not have an adverse effect on the Company's business, operating results or financial condition.

     New software products often contain undetected defects, or "bugs," that can adversely affect the performance of the product or otherwise disrupt a user's operations. If the Company's products contain material defects, client acceptance of such products could be adversely affected. Further, the Company could be subject to liability claims (for which it may not carry adequate insurance) that could have a material adverse effect on the Company's operating results and financial condition.

LIMITED INTELLECTUAL PROPERTY PROTECTION

     The Company's ability to compete effectively depends in large part on its ability to develop and maintain proprietary aspects of its technology. The Company relies on a combination of trade secret, copyright and trademark law, nondisclosure agreements and various measures including physical and logical access controls, to protect its proprietary rights in its software products. Despite these precautions it may be possible for unauthorized third parties to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Moreover, the laws of some foreign countries do not protect the Company's proprietary rights in its products to the same extent as do the laws of the United States. In addition, some aspects of the Company's products are not subject to intellectual property protection.

     There can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's proprietary technology. In addition, the Company cannot be certain that others will not independently develop substantially equivalent or superseding proprietary technology, or that an equivalent product will not be marketed in competition with the Company's products, thereby substantially reducing the value of the Company's proprietary rights. There can be no assurance that any confidentiality agreements between the Company and its employees will provide adequate protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

     While the Company is not currently engaged in any intellectual property litigation or proceedings, there can be no assurance that the Company will not become involved in such proceedings. An adverse outcome in litigation or similar adversarial proceedings could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from others or require the Company to cease the marketing or use of certain products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may be required to obtain licenses to patents or proprietary rights of others, and there can be no assurance that any licenses required under any patents or proprietary rights would be made available on terms acceptable to the Company, if at all. In January 1995, the Company received a letter claiming infringement of trademark with regard to its use of the C-ATALYST name in the United Kingdom; however, although the Company has not received any further correspondence on the matter and does not believe that the outcome of the claim will have a material adverse effect on its business, there can be no assurance as to how the matter will be resolved.

FUTURE ACQUISITIONS

     Future acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and amortization expenses related to goodwill and other intangible assets, which could adversely affect the Company's profitability. For example, the Company acquired LOR/Geske Bock Associates, Inc. on February 13, 1996. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, products and personnel of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has little or no direct prior experience, and the potential loss of key employees of the acquired company. The Company has, from time to time, engaged in discussions with a number of parties to acquire products complementary to its existing products, and may in the future pursue acquisitions of complementary products, technologies or businesses. While there are currently no commitments or agreements with respect to any acquisition, in the event that such an acquisition does occur, there can be no assurance as to the effect thereof on the Company's business, operating results or financial condition.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



TO C-ATS SOFTWARE INC.:

    We have audited the accompanying consolidated balance sheets of C-ATS Software Inc. (a California corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C-ATS Software Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                          ARTHUR ANDERSEN LLP


San Jose, California
January 20, 1997

                               C-ATS SOFTWARE INC.
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                       DECEMBER 31,
                                                   -------------------
                            ASSETS                   1996        1995
                                                   -------     -------
CURRENT ASSETS:
   Cash and cash equivalents....................   $ 7,041     $ 4,199
   Short-term investments.......................    15,088      22,502
   Accounts receivable, net of allowance
     for doubtful accounts of  $100 and $132
     in 1996 and 1995, respectively.............     4,558       7,153
   Prepaid expenses.............................       457         430
   Deferred income taxes........................     3,790       2,888
                                                   -------     -------
      Total current assets......................    30,934      37,172
                                                   -------     -------
PROPERTY AND EQUIPMENT:
   Equipment....................................     2,754       2,472
   Leasehold improvements.......................       134         306
   Furniture and fixtures.......................       457         470
                                                   -------     -------
                                                     3,345       3,248
   Less- Accumulated depreciation and amortization  (2,367)     (2,293)
                                                   -------     -------
    Net property and equipment..................       978         955
Purchased software, at cost.....................     1,464         376
      Accumulated amortization..................      (660)       (321)
                                                   -------     -------
      Net purchased software....................       804          55
OTHER ASSETS....................................       283         318
                                                   -------     -------
                                                   $32,999     $38,500
                                                   -------     -------
                                                   -------     -------

                    LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable.............................    $  573     $ 1,093
   Accrued liabilities..........................       720       1,159
   Accrued compensation.........................     1,217       1,019
   Accrued taxes payable........................        37       1,058
   Deferred revenue.............................     8,541      11,279
                                                   -------     -------
      Total current liabilities.................    11,088      15,608
                                                   -------     -------
  COMMITMENTS (see Note 4)

SHAREHOLDERS' EQUITY:
   Preferred stock, 5,000,000 shares authorized,
     no par value...............................        --          --
   Common stock, $.001 par value
        Authorized 40,000,000 shares
        Outstanding 6,639,587 shares in 1996
          and 5,868,402 shares in 1995...........        7           6
     Additional paid-in capital..................   22,758      18,205
     Cumulative translation adjustment...........      398         319

     Retained earnings (deficit).................   (1,252)      4,362
                                                   -------     -------
        Total shareholders' equity...............   21,911      22,892
                                                   -------     -------
                                                   $32,999     $38,500
                                                   -------     -------
                                                   -------     -------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART
                    OF THESE CONSOLIDATED BALANCE SHEETS.

                              C-ATS SOFTWARE INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             YEAR ENDED DECEMBER 31,
                                          ------------------------------
                                            1996       1995       1994
                                          --------   --------   --------
REVENUES:
  License revenue.......................  $ 19,322   $ 20,359   $ 17,342
  Service and other revenue.............       823      1,939      1,120
                                          --------   --------   --------
  Total revenues........................    20,145     22,298     18,462
                                          --------   --------   --------
COSTS AND EXPENSES:
  Cost of revenues......................       272      1,174        556
  Research and development..............     6,166      3,582      3,117
  Sales and marketing...................    11,084     10,273      8,551
  General and administrative............     2,617      2,838      2,533
  In-Process research and development of
    acquired business...................     7,066         --         --
                                          --------   --------   --------
    Total costs and expenses............    27,205     17,867     14,757
                                          --------   --------   --------
    Operating income (loss).............    (7,060)     4,431      3,705

INTEREST INCOME.........................       863        931        269
                                          --------   --------   --------
INCOME (LOSS) BEFORE PROVISION FOR
  INCOME TAXES..........................    (6,197)     5,362      3,974
PROVISION FOR INCOME TAXES..............         0      1,877      1,391
                                          --------   --------   --------
NET INCOME (LOSS).......................  $ (6,197)  $  3,485   $  2,583
                                          --------   --------   --------
                                          --------   --------   --------
NET INCOME (LOSS) PER SHARE.............  $  (0.95)  $   0.57   $   0.52
                                          --------   --------   --------
                                          --------   --------   --------
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING (1).....     6,528      6,062      4,942
                                          --------   --------   --------
                                          --------   --------   --------

(1) EXCLUDES ANTI-DILUTIVE COMMON SHARE EQUIVALENTS IN THE WEIGHTED AVERAGE SHARES OUTSTANDING CALCULATION FOR 1996.

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART
                       OF THESE CONSOLIDATED STATEMENTS.

                              C-ATS SOFTWARE, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                NOTE
                                            COMMON     COMMON    ADDITIONAL  RECEIVABLE    RETAINED
                                            STOCK       STOCK    PAID-IN    FROM SALE OF   EARNINGS
                                            SHARES     AMOUNT    CAPITAL    COMMON STOCK   (DEFICIT)    TOTAL
                                          ----------   -------   --------   ------------   ---------   --------
BALANCE, DECEMBER 31, 1993..............  4,025,000     $  4     $ 3,803       $ (22)       $(1,706)   $  2,094
Exercise of stock options for cash at
  $.10 to $5.00 per share...............    187,499       --          96          --            --           96
Repayment of note receivable from sale
  of common stock ......................         --       --          --          22            --           22
Foreign currency translation
  adjustment............................         --       --          --          --            --          207
Net income..............................         --       --          --          --         2,583        2,583
                                          ----------   -------   --------      -----       ---------   --------
BALANCE, DECEMBER 31, 1994..............  4,212,499        4       3,899          --           877        5,002
Exercise of stock options for cash at
  $.10 to $5.00 per share...............    268,159       --         290          --            --          290
Exercise of warrants at $3.10 per
  share.................................     67,744       --         210          --            --          210
Issuance of common stock for cash at
  $12.00 per share, net of offering
  costs of $1,792.......................  1,300,000        2      13,806          --            --       13,808
Foreign currency translation
  adjustment............................         --       --          --          --            --           97
Net income..............................         --       --          --          --         3,485        3,485
                                          ----------   -------   --------      -----       ---------   --------
BALANCE, DECEMBER 31, 1995..............  5,848,402        6      18,205          --         4,362       22,892
Tax benefit related to employee stock
  options...............................         --       --          --          --           583          583
Stock issued for LORGB acquisition......    578,651        1       4,206          --            --        4,207
Exercise of stock options for cash at
  $.10 to $8.00 per share...............    178,472       --         156          --            --          156
Purchase of common stock from ESPP for
  cash at $5.10 to $6.06................     34,062       --         191          --            --          191
Foreign currency translation
  adjustment............................         --       --          --          --            --           79
Net (loss)..............................         --       --          --          --        (6,197)      (6,197)
                                          ----------   -------   --------      -----       ---------   --------
BALANCE, DECEMBER 31, 1996..............  6,639,587     $  7     $22,758       $  --        $(1,252)   $ 21,911
                                          ----------   -------   --------      -----       ---------   --------
                                          ----------   -------   --------      -----       ---------   --------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART
                       OF THESE CONSOLIDATED STATEMENTS.

                              C-ATS SOFTWARE INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                             YEAR ENDED DECEMBER 31,
                                          ------------------------------
                                            1996       1995       1994
                                          --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................  $ (6,197)  $  3,485   $  2,583
  Adjustments to reconcile net income
    (loss) to net cash provided (used)
    by operating activities-
    Depreciation and amortization.......       919        582        582
    In-process research and development
     of acquired business...............     7,066         --         --
    Change in assets and liabilities-
      (Increase) decrease in accounts
       receivable.......................     2,595     (2,072)    (1,345)
      (Increase) decrease in prepaid
       expenses.........................       556        (34)      (239)
      (Increase) in deferred tax
       asset............................      (902)      (473)      (637)
      (Increase) decrease in other
       assets...........................        35       (127)        --
      Increase (decrease) in accounts
       payable..........................      (520)       731        139
      Increase (decrease) in accrued
       liabilities and accrued
       compensation.....................      (241)       339       (177)
      (Decrease) in accrued taxes
       payable..........................    (1,021)       (42)      (274)
      Increase (decrease) in deferred
       revenue..........................    (2,738)       676        989
                                          --------   --------   --------
        Net cash provided (used) by
        operating activities............      (448)     3,065      1,621
                                          --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sale (purchase) of short-term
    investments, net....................     7,414    (20,227)    (1,273)
  Investment in acquisition of LORGB....    (8,084)        --         --
  Purchases of property and equipment...      (673)      (733)      (567)
                                          --------   --------   --------
      Net cash provided (used) by
       investing activities.............     1,343    (20,960)    (1,840)
                                          --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of note receivable from sale
    of common stock.....................        --         --         22
  Proceeds from issuance of common
    stock...............................     4,554     16,100         96
  Common stock offering costs...........        --     (1,792)        --
                                          --------   --------   --------
      Net cash provided by financing
       activities.......................     4,554     14,308        118
                                          --------   --------   --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH
  AND CASH EQUIVALENTS..................        79         97        207
                                          --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................     2,842     (3,490)       106
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD.............................     4,199      7,689      7,583
                                          --------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD................................  $  7,041   $  4,199   $  7,689
                                          --------   --------   --------
                                          --------   --------   --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest................  $     --   $     --   $      2
                                          --------   --------   --------
                                          --------   --------   --------
  Cash paid for income taxes............  $    818   $  1,417   $    697
                                          --------   --------   --------
                                          --------   --------   --------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART
                       OF THESE CONSOLIDATED STATEMENTS.

                              C-ATS SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1996

1.    NATURE OF OPERATIONS:

      C-ATS Software Inc. (the "Company") was organized in 1988 as a successor to a partnership formed in 1986. The Company develops and markets client/server software for financial risk management. The majority of the Company's current clients are domestic and international financial institutions. On March 20, 1995, the Company completed an initial public offering of 1,300,000 shares of common stock at $12.00 per share. Total proceeds to the Company (net of offering costs) were $13.8 million.

      On February 13, 1996, C-ATS Sub, Inc. (a wholly owned subsidiary of the Company), merged with LOR/Geske Bock Associates, Inc. (LORGB), a California Corporation, pursuant to an "Agreement and Plan of Reorganization" dated January 30, 1996. LORGB designs, develops, and markets integrated, organization-wide market and credit risk management software systems. As a result of the merger, LORGB, ceased to exist while C-ATS Sub, Inc. continued as the surviving corporation. The transaction was accounted for as a "purchase". Accordingly, the operating results of the acquired business have been included in the consolidated statement of operations from the date of the acquisition. (See Note 3)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF FINANCIAL STATEMENT PRESENTATION

      The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during reporting periods. Actual results could differ from those estimates.

 REVENUE RECOGNITION

      The Company licenses its products to end users under annual license agreements which include rights to maintenance support services and product upgrades. Accordingly, license revenues are recognized ratably over twelve months. In addition, the Company provides training and consulting services to its clients. Revenue from such services is generally recognized as the services are performed.

SOFTWARE DEVELOPMENT COSTS

      The Company capitalizes software development costs incurred after technological feasibility has been demonstrated. To date, amounts that could have been capitalized have been immaterial and, therefore, no software development costs have been capitalized.

NET INCOME (LOSS) PER SHARE

      Net income (loss) per share has been computed using the weighted average number of shares of common stock, common equivalent shares from the convertible preferred stock (when dilutive using the if converted method at date of issuance) and common equivalent shares from stock options and warrants outstanding (when dilutive using the treasury stock method). Pursuant to certain Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued during the twelve-month period prior to the Company's initial public offering at a price less than the initial public offering price have been included in the calculation as if they were outstanding for all periods presented (even if antidilutive using the treasury stock method). Common share equivalents, if included on quarterly and annual net loss per share calculations, would have an anti-dilutive effect, and are therefore excluded from both the primary and fully diluted calculations for certain quarterly and the annual 1996 per share calculations.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash investments, short-term investments and trade receivables. The Company has cash investment policies that limit investments to short-term low risk instruments.

CASH EQUIVALENTS AND MARKETABLE SECURITIES

     The Company considers all highly liquid investments including treasury bills and money market fund investments purchased with an original maturity of three months or less to be cash equivalents.

     The Company accounts for its investments pursuant to the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under Statement No. 115, debt and marketable securities are required to be classified in one of three categories: trading, available-for-sale, or held to maturity. The Company has no investment securities held for "trading". Securities classified as "available-for-sale" are primarily investment grade municipal and corporate bonds, amounting to $8.1 million and $12.3 million as of December 31, 1996 and December 31, 1995, respectively, and recorded at fair value. Under Statement No. 115, unrealized holding gains and losses, net of the related tax effect, are not to be reflected in earnings, but are to be reported as a separate component of shareholders equity until realized. At December 31, 1996 and 1995, the unrealized gain was not material.

     Investments classified as "held-to-maturity" amounting to $7.0 million and $10.2 million at December 31, 1996 and 1995 respectively, are short-term in nature (typically 3-7 days) and changes in market interest rates would not have a significant impact on fair value of these securities. These securities are carried at amortized cost which approximate fair value. At December 31, 1996 and 1995, the Company did not hold any debt or equity securities from a single issuer that exceeded 10 percent of the Company's investments or shareholders' equity.

FOREIGN CURRENCY TRANSLATION

     The functional currency of foreign operations is deemed to be the local country's currency. Consequently, assets and liabilities of the Company's foreign operations are translated at each balance sheet date into United States dollars using exchange rates in effect at that date in accordance with Statement of Financial Accounting Standards No. 52. Income and expenses of the foreign operations are translated at average exchange rates for the period. Company revenues and corresponding receivables are typically U.S dollar denominated and therefore are not impacted by translation adjustments. The effects of foreign currency translation adjustments are included as a component of shareholders' equity.

     To fund its foreign operations, the Company purchases local currency at current exchange rates in amounts sufficient to cover three to six month operating expenses; therefore no transaction gain or loss is realized at the time of purchase. The currency is used to fund actual operating expenses as they are incurred. The annual amounts purchased for each country are approximately equivalent to the annual revenue by geographic region (see
Note 8). At December 31, 1996 and 1995, the Company held approximately $106,000 and $970,000, respectively, in these local denominated currency accounts, sufficient to cover at least one months operating expenses in each of the operating countries.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. The cost of equipment and furniture and fixtures is depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. Leasehold improvements are amortized using the straight-line method over the lesser of the remaining term of the lease or the estimated economic life of the improvement. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition recognized in income. During 1996, computer equipment, software, and property acquired during the years 1988 through 1991 with original cost and accumulated depreciation of $869,000 was retired.

CAPITAL STOCK

    The Company follows the practice of recording amounts received upon the exercise of options by crediting common stock and additional capital. No charges are reflected in the consolidated statements of operations as a result of the grant or exercise of stock options. The Company realizes an income tax benefit from the exercise or early disposition of certain stock options. This benefit results in a decrease in current income taxes payable and an increase in additional capital.

CHANGE IN CAPITAL STOCK

     Upon the consummation of the Company's initial public offering of common stock (March 20, 1995), all of the preferred stock outstanding as of that date was converted into an aggregate of 3,029,918 shares of common stock and the Company's authorized preferred stock was increased to 5,000,000 shares from 4,615,000 shares. Common stock was established at a par value of $0.001. Accordingly, all share and per share amounts presented in the accompanying consolidated financial statements have been retroactively restated to reflect the conversion, and the change in par value.

ACCOUNTING FOR STOCK BASED COMPENSATION

    The Company has two stock option plans which reserve shares of common stock for issuance to executives, key employees, consultants and directors. The Company accounts for stock-based compensation under the provisions of Accounting Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25). The exercise price of options granted under these plans is equal to the market price of the Company's stock on the date of grant, and accordingly, no compensation cost is recorded under APB 25. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," effective January 1, 1996.

RECLASSIFICATIONS

     Certain reclassifications have made to prior year amounts to conform to current year presentation.

3.   ACQUISITION OF LORGB:

     On February 13, 1996, the Company completed the acquisition of all the outstanding common stock of LORGB. The purchase price of approximately $8.2 million included an issuance of 578,651 shares of the Company's common stock, approximately $3.3 million in cash and assumption of options to purchase approximately 167,000 shares of the Company's common stock. The acquisition has been recorded using the purchase method of accounting. The aggregate purchase price has been allocated to the acquired assets and liabilities of LORGB, of which the net tangible assets were not significant. The allocation resulted in $8,044,000 allocated to purchased technology, $7,066,000 of which represented in-process research and development. The $7,066,000 was expensed in the accompanying statements of operations as the technology had not yet reached technological feasibility and does not have alternative future uses. The capitalized amount of $977,000 is included in "Purchased software" in the accompanying balance sheets and is amortized over four years.

     The following unaudited pro forma results of operations assume the acquisition occurred as of January 1, 1995 (in thousands, except per share amounts):

Year Ended December 31,                   1996         1995
                                        -------      -------
  Revenues............................  $20,254      $25,006
  Net income (loss)...................   (6,664)       2,884
  Income (loss) per share.............    (1.01)        0.43

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the LORGB acquisition been consummated as of January 1, 1995, nor are they necessarily indicative of future operating results.

4.   COMMITMENTS:

     The Company and its subsidiaries lease facilities under certain noncancellable lease agreements accounted for as operating leases. Future minimum rental payments under these leases are as follows (in thousands):

  YEAR ENDING DECEMBER 31,                  AMOUNT
  ------------------------                 -------
  1997...................................  $ 1,112
  1998...................................      883
  1999...................................      707
  2000...................................      641
  2001 and thereafter....................      246
                                           -------
                                           $ 3,589
                                           -------
                                           -------

      Total rental expense was approximately $1,061,000, $898,000 and $762,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

5.   COMMON STOCK:

     As of December 31, 1996, the Company had reserved shares of its common stock for the following purposes:

  1988 Incentive Stock Plan....................................    360,013
  1995 Stock Plan..............................................  1,499,958
  1995 Employee Stock Purchase Plan............................    165,938
  1995 Director Option Plan....................................    105,000
                                                                 ---------
                                                                 2,130,909
                                                                 ---------
                                                                 ---------

1988 INCENTIVE STOCK PLAN

     The Company's 1988 Incentive Stock Plan (the "1988 Plan") provided for the grant of incentive stock options to employees of the Company, and for the grant of nonstatutory stock options or stock purchase rights to employees and consultants of the Company. The exercise price of all incentive stock options granted under the 1988 Plan are at least equal to the fair market value (as determined by the Board of Directors) of the common stock on the date of grant, subject to subsequent repricing actions. The exercise price of all nonstatutory stock options granted under the 1988 Plan is required to be at least 85% of the fair market value of the common stock on the date of grant. The term of options granted under the 1988 Plan shall be ten years for an incentive stock option and ten years and one day for a nonstatutory stock option.

     As of November 7, 1996, the Board of Directors authorized a repricing of the 1988 Plan. All stock options granted under the Plan with an option exercise price greater than 85% of the fair market value of the Company's stock on November 7, 1996 were repriced. There were 85,292 stock options under the 1988 Plan with an exercise prices of $5.00 - $8.00 that were canceled and repriced at an exercise price of $4.69. No further grants will be made under this plan.

     Option activity under the 1988 Plan was as follows:

                                 OPTIONS
                                AVAILABLE    NUMBER                  WEIGHTED
                                FOR GRANT  OF SHARES      RANGE       AVERAGE
                                ---------  ---------  -------------  --------
Balance, December 31, 1993.....   64,034    872,750   $0.10 - $1.00   $0.64
                                ---------  ---------  -------------  --------
   Authorized..................  378,300         --         --           --
   Granted..................... (319,792)   319,792   $3.00 - $5.00   $4.02
   Canceled....................   16,626    (16,626)  $0.35 - $1.00   $0.94
   Exercised...................       --   (187,499)  $0.10 - $5.00   $0.51
                                ---------  ---------  -------------  --------
Balance, December 31, 1994.....  139,168    988,417   $0.10 - $5.00   $1.74
                                ---------  ---------  -------------  --------
   Granted..................... (120,242)   120,242   $3.10 - $8.00   $5.24
   Canceled....................  169,758   (169,758)  $0.70 - $8.00   $3.79
   Exercised...................       --   (335,903)  $0.10 - $8.00   $1.49
                                ---------  ---------  -------------  --------
Balance, December 31, 1995.....  188,684    602,998   $0.10 - $8.00   $2.03
                                ---------  ---------  -------------  --------
   Granted.....................       --         --         --           --
   Canceled....................   64,555    (64,555)  $1.00 - $8.00   $3.88
   Exercised...................       --   (178,430)  $0.10 - $8.00   $0.90
   Repriced grants.............  (85,292)    85,292       $4.69       $4.69
   Repriced canceled...........   85,292    (85,292)  $5.00 - $8.00   $5.58
                                ---------  ---------  -------------  --------
Balance, December 31, 1996.....  253.239    360,013   $0.20 - $4.69   $2.03
                                ---------  ---------  -------------  --------
                                ---------  ---------  -------------  --------

     At December 31, 1996, options to purchase 304,960 shares were exercisable at a weighted average share price of $1.71 under the 1988 Plan.

1995 STOCK PLAN

     In January 1995, the Company adopted the 1995 Stock Plan (the "1995 Plan"). The Company had initially reserved 500,000 common shares for issuance under the 1995 Plan. Under the 1995 Plan, the Company may grant incentive stock options or grant nonstatutory stock options and stock purchase rights
(SPR) to employees, officers and consultants. Nonqualified options and SPRs granted under the 1995 Plan have a term of ten years and will be issued at a price determined by the Company's Board of Directors at the date of grant. Incentive stock options granted under the 1995 Plan may be granted only to employees of the Company, may have a term of up to ten years, and must be issued at a price equal to the fair market value of the Company's common stock at the date of grant. In 1995, the Board of Directors authorized, and in May 1996, shareholders approved an additional 1,000,000 shares under the 1995 Plan.

    As of November 7, 1996, the Board of Directors authorized a repricing of the 1995 Plan. All stock options granted under the Plan with an option exercise price greater than 85% of the fair market value of the Company's stock on November 7, 1996 were repriced. There were 699,100 stock options under the 1995 Plan with an exercise prices of $5.50-$12.00 that were canceled and repriced at an exercise price of $4.69.

     Option activity under the 1995 Plan was as follows:


                                OPTIONS
                               AVAILABLE     NUMBER                      WEIGHTED
                               FOR GRANT   OF SHARES         RANGE        AVERAGE
                              ----------   ---------    ---------------    ------
Balance, January 1, 1995         500,000          --                 --        --
   Authorized                  1,000,000          --                 --        --
   Granted                      (397,000)    397,000     $6.88 - $12.00     $8.09
   Canceled                        5,937      (5,937)   $11.75 - $12.00    $11.83
   Exercised                          --          --                 --        --
Balance, December 31, 1995     1,108,937     391,063     $6.88 - $12.00     $8.03
                              ----------   ---------    ---------------    ------
   Granted                    (1,032,200)  1,053,200      $4.69 - $7.13     $5.52
   Granted (LORGB assumed
     options)                   (167,861)    167,861      $0.08 - $0.16     $0.08
   Canceled                      202,020    (202,020)    $4.69 - $12.00     $6.96
   Exercised                          --         (42)        $7.13          $7.13
   Repriced Grants              (699,100)    699,100         $4.69          $4.69
   Repriced Canceled             699,100    (699,100)    $5.50 - $12.00     $7.02
                              ----------   ---------    ---------------    ------
Balance, December 31, 1996       110,896   1,389,062      $0.08 - $4.69     $4.13
                              ----------   ---------    ---------------    ------
                              ----------   ---------    ---------------    ------


      At December 31, 1996, options to purchase 244,638 shares were exercisable at a weighted average share price of $1.59 under the 1995 Plan.

1995 EMPLOYEE STOCK PURCHASE PLAN

     In January 1995, the Company adopted the 1995 Employee Stock Purchase Plan and reserved 200,000 shares of the Company's common stock for issuance under this plan. Under the terms of this plan, the Company allows eligible employees to purchase shares of common stock at 85% of the lower of the fair market value of the common stock at the beginning or at the end of each offering period. Offering periods under this plan will commence on January 1 and July 1 of each year and end on June 30 and December 31, respectively.
The first offering commenced on July 3, 1995. During 1995, 19,007 shares were subscribed under the plan and issued on January 1, 1996 at an average purchase price of $6.06 per share. During 1996, 15,055 and 20,815 shares were subscribed under the plan and issued on July 1, 1996 and January 1, 1997 at average purchase prices of $5.10 and $4.375 per share, respectively.

1995 DIRECTOR OPTION PLAN

     In January 1995, the Company adopted the 1995 Director Option Plan. The Company has authorized 105,000 shares of the Company's common stock for issuance under the 1995 Director Option Plan, and 80,000 options were granted under this plan at an exercise price of $8.00 per share. Options must be issued at the fair market value of the Company's common stock at date of grant, have a term of ten years and vest 33% each year following the date of grant. At December 31, 1996, options to purchase 46,667 shares were exercisable at $8.00 per share under the 1995 Director Option Plan.

OPTION FAIR VALUE

     The Company has adopted Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation," issued in October 1995. In accordance with the provisions of SFAS No. 123, the Company applies Opinion 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income
(loss) and income (loss) per share would have been changed to the pro forma amounts indicated in the table below. The pro forma effect on net income
(loss) for 1996 and 1995 is not representative of the pro forma effect on net income (loss) in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

                                                       1996         1995
                                                      ------       ------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

   Net income (loss) - as reported..........        $ (6,197)     $ 3,485
   Net income (loss) - pro forma............        $ (6,985)     $ 3,309
   Income (loss) per share - as reported....        $  (0.95)     $  0.57
   Income (loss) per share - pro forma......        $  (1.07)     $  0.55

     The fair value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate ranging from 5.14% to 6.5%, corresponding to government securities with original maturities similar to the estimated option life of approximately one year; annual volatility of the Company's stock price of 65%; and a dividend yield of 0.0%. The effects of applying the provisions of SFAS No. 123 are not likely to be representative of the effects on the pro forma net income (loss) in future years. The weighted average of fair values of options granted during 1996 and 1995 were $5.16 and $7.41, respectively. The options outstanding and exercisable are as follows:


   OPTIONS  OUTSTANDING AT DECEMBER 31, 1996           OPTIONS EXERCISABLE AT DECEMBER 31, 1996
------------------------------------------------       ----------------------------------------
                                                         WEIGHTED                     WEIGHTED
                      NUMBER         WEIGHTED             AVERAGE                      AVERAGE
  RANGE OF          OF SHARES        AVERAGE             REMAINING        NUMBER      EXERCISE
EXERCISE PRICE     OUTSTANDING    EXERCISE PRICE       CONTRACT LIFE    EXERCISABLE     PRICE
--------------     -----------    --------------       -------------    -----------   ---------
$0.08 - $3.00         442,582          $0.78                5.92          421,228       $0.69
        $4.69       1,306,493          $4.69                9.34          132,370       $4.69
        $8.00          80,000          $8.00                3.01           46,667       $8.00
-------------       ---------          -----                ----          -------       -----
$0.08 - $8.00       1,829,075          $3.89                8.23          596,265       $2.15
-------------       ---------          -----                ----          -------       -----
-------------       ---------          -----                ----          -------       -----


6.   INCOME TAXES:

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement provides for a liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.

     The provision for income taxes consisted of the following components for the years ended December 31 (in thousands):

                                    1996       1995       1994
                                   ------     ------     ------
Current provision:
   Federal........................  $ ---     $1,034     $  784
   State and local................    ---        312        300
   Foreign........................    902      1,004        944
                                   ------     ------     ------
                                      902      2,350      2,028
Deferred benefit:
   Federal........................   (818)      (426)      (574)
   State and local................    (84)       (47)       (63)
                                   ------     ------     ------
                                     (902)      (473)      (637)
Total provision for income taxes..  $ ---     $1,877     $1,391
                                   ------     ------     ------
                                   ------     ------     ------

     The provision for income taxes for the years ended December 31, 1996, 1995 and 1994 differs from the amount obtained by applying the statutory Federal income tax rate to income before taxes as follows (in thousands):

                                                1996       1995     1994
                                              -------     ------   ------
Federal tax expense at statutory rate.......  $(2,169)    $1,877   $1,390
State income taxes, net of Federal benefit..       --        166      122
Foreign income taxes incurred...............      902        799      840
Foreign tax credits utilized................     (818)      (763)    (750)
Change in valuation  allowance..............     (171)        --       --
FSC benefit.................................       --        (73)     (59)
Non-deductible write-off of in-process
  research and development..................    2,473         --       --
Tax credits.................................     (234)      (137)    (177)
Other.......................................       17          8       25
                                              -------     ------   ------
Total provision for income taxes...........   $    --     $1,877   $1,602
                                              -------     ------   ------
                                              -------     ------   ------

     The components of the net deferred tax asset at December 31, 1996 and 1995 are as follows (in thousands):

                                                             1996        1995
                                                            ------     -------
Revenue deferred for financial reporting purposes.........  $3,156     $ 4,323
Items not currently deductible for tax purposes...........     171         227
Foreign tax credits.......................................     818         ---
General business credits..................................     234         ---
Net operating loss carryforward...........................     902         ---
                                                            ------     -------
                                                             5,281       4,550
Valuation allowance.......................................  (1,491)     (1,662)
                                                            ------     -------
Net deferred tax asset....................................  $3,790     $ 2,888
                                                            ------     -------
                                                            ------     -------

     For income tax reporting purposes, the Company has Federal and State net operating loss carryforwards of approximately $2,500,000 and $1,000,000, respectively, and Federal and State research and development tax credit carryforwards of approximately $110,000 and $124,000, respectively, all of which will expire on various dates through 2011. The Internal revenue Code contains provisions which may limit the amount of tax carryforwards available to be used in any given year upon the occurrence of certain events, including changes in ownership interests. Due to certain limitations of the benefits related to tax carrybacks, the current year operating loss, and the uncertainty regarding future results, the Company has provided a valuation allowance related to a portion of the deferred tax asset.

     The Company's tax returns for 1990 through 1993 are currently being examined by the Internal Revenue Service (IRS) which has issued a notice of assessment related to its position on certain items. If the IRS position were to prevail in full, the net tax cost for this assessment at December 31, 1996 would be approximately $2.3 million, excluding interest and penalties. In management's opinion the ultimate resolution of this matter will not have a material adverse effect on the results of operations.

7.   WORLDWIDE OPERATIONS:

     The Company operates in a single industry segment and has wholly-owned foreign subsidiaries in the United Kingdom and Switzerland that conduct sales representative activities in Europe and a wholly-owned subsidiary that conducts sales representative activities in Japan. All license agreements are entered into between the parent company and the clients, and all license and service fees are paid directly to the parent company in U.S. dollars. United States operations include revenue and results of operations in the United States as well as export revenue from all clients recognized on a worldwide basis. Subsidiary revenues consist solely of payments from the parent company for services performed for the benefit of the parent company at a rate of cost plus 10%. Such transfers are eliminated in the consolidated financial statements. Identifiable assets are those assets that can be directly associated with a particular geographic area and subsidiary. The Company's operations by geographic area were as follows (in thousands):

                                            1996       1995       1994
                                          --------   --------   --------
Revenue:
  United States.........................  $ 20,145   $ 22,298   $ 18,462
  United Kingdom........................     2,405      2,050      1,334
  Japan.................................     1,723      2,059      1,653
  Switzerland...........................       450        798        991
  Eliminations..........................    (4,578)    (4,907)    (3,978)
                                          --------   --------   --------
Consolidated............................  $ 20,145   $ 22,298   $ 18,462
                                          --------   --------   --------
                                          --------   --------   --------
Operating income:
  United States.........................  $ (7,377)  $  4,000   $  3,430
  United Kingdom........................       162        190        194
  Japan.................................       117        134        108
  Switzerland...........................        38        107        (27)
                                          --------   --------   --------
Consolidated............................  $ (7,060)  $  4,431   $ (3,705)
                                          --------   --------   --------
                                          --------   --------   --------


                                            1996       1995       1994
                                          --------   --------   --------
Identifiable assets:
  United States.........................  $ 32,079   $ 37,418   $ 18,156
  United Kingdom........................     1,048      1,045        573
  Japan.................................       587        560        458
  Switzerland...........................        79         79        197
  Eliminations..........................      (794)      (602)      (478)
                                          --------   --------   --------
Consolidated............................  $ 32,999   $ 38,500   $ 18,906
                                          --------   --------   --------
                                          --------   --------   --------

    The Company's export sales to unaffiliated non-U.S. customers are as follows (in thousands):


                                            1996       1995       1994
                                          --------   --------   --------
  Japan.................................  $  7,269   $  7,468   $  5,855
  United Kingdom........................     3,915      4,006      2,886
  Europe, excluding United Kingdom......     3,571      4,460      3,517
  Other.................................     1,671      1,864      1,744
                                          --------   --------   --------
                                          $ 16,426   $ 17,798   $ 14,002
                                          --------   --------   --------
                                          --------   --------   --------


      Sales to a major client accounted for 10% of revenues in 1995 and in 1994, respectively. No major client accounted for more than 10% of revenues in 1996.

********************************************************************************

STOCK         The Company's common stock is traded on the Nasdaq National Market
TRADING       under the symbol CATX.  C-ATS Software, Inc. completed its initial
INFORMATION   public offering on March 20, 1995.  The quarterly high and low bid prices over the past eight quarters were as follows

                                                        HIGH          LOW
                                                        ----          ---
                  Fiscal 1996

                  Fourth Quarter                        5 1/8         4 3/8
                  Third Quarter                         6 1/4         4 7/8
                  Second Quarter                        7 1/2         5 5/8
                  First Quarter                         7 7/8         6 1/8

                  Fiscal 1995

                  Fourth Quarter                        8 7/8         6
                  Third Quarter                        13             8
                  Second Quarter                       15 1/4         9 3/4
                  First Quarter (3/20/95-3/31/95)      16 1/4        13 3/4

              BID PRICE QUOTATIONS ARE AS REPORTED BY THE NATIONAL ASSOCIATION OF SECURITY DEALERS, INC. ALL BID PRICES REFLECT INTERDEALER PRICES, WITHOUT RETAIL MARKUP, MARKDOWN, OR COMMISSION AND MAY NOT REPRESENT ACTUAL TRANSACTIONS.

              AS OF DECEMBER 31, 1996, THERE WERE APPROXIMATELY 975 SHAREHOLDERS OF RECORD OF COMMON STOCK OF THE COMPANY. C-ATS SOFTWARE INC. HAS NEVER PAID DIVIDENDS AND HAS NO PRESENT PLANS TO DO SO. ON FEBRUARY 28, 1997, THE CLOSING BID PRICE WAS $5.00 PER SHARE.

********************************************************************************