Form 10-K405, Exhibit 13
period 1997-12-31
C ATS SOFTWARE INC
filed 1998-03-31
CIK 937266

                                                              EXHIBIT 13.1
     ---------------------------------------------------------------------


                        C - A T S  S O F T W A R E  I N C.


     ---------------------------------------------------------------------


                                       1 9 9 7


                              A N N U A L    R E P O R T

                         SELECTED CONSOLIDATED FINANCIAL DATA

     The statement of operations data set forth below for the three years ended December 31, 1995 through 1997 and the balance sheet data at December 31, 1997 and 1996, are derived from, and are qualified by reference to, the audited financial statements and should be read in conjunction with the Consolidated Financial Statements and the Notes to the Consolidated Financial Statements ("Notes"). Information for years ended December 31, 1993, 1994 and 1995 are derived from previously filed financial statements.

                                                                 YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------------------
                                                  1993        1994         1995        1996        1997
                                                -------     -------      -------     -------      -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

  Revenue:
     License revenue                           $ 14,103     $17,342      $20,359     $19,322      $17,250
     Service and other Revenue                      200       1,120        1,939         823        1,204
                                                -------     -------      -------     -------      -------
     Total revenues                              14,303      18,462       22,298      20,145       18,454
                                                -------     -------      -------     -------      -------
  Costs and expenses:
     Cost of revenues                                20         556        1,174         272          310
     Research and development                     2,452       3,117        3,582       6,166        6,723
     Sales and marketing                          6,965       8,551       10,273      11,084       11,386
     General and administrative                   1,958       2,533        2,838       2,617        2,991
     Acquired in-process research
       and development                               --          --           --       7,066          585
                                                -------     -------      -------     -------      -------
     Total costs and expenses                    11,395      14,757       17,867      27,205       21,995
                                                -------     -------      -------     -------      -------
  Operating income (loss)                         2,908       3,705        4,431      (7,060)      (3,541)
  Interest income                                   174         269          931         863          960
                                                -------     -------      -------     -------      -------
  Income (loss) before provision for income
    taxes                                         3,082       3,974        5,362      (6,197)      (2,581)
  Provision for income taxes                      1,602       1,391        1,877           0            0
                                                -------     -------      -------     -------      -------
  Net income (loss)                            $  1,480     $ 2,583      $ 3,485   $  (6,197)   $  (2,581)
                                                -------     -------      -------     -------      -------
                                                -------     -------      -------     -------      -------
  Net income (loss) per share - basic          $    .33     $   .52      $   .64   $   (0.95)   $   (0.38)
                                                -------     -------      -------     -------      -------
                                                -------     -------      -------     -------      -------
  Net income (loss) per share - diluted        $    .34     $   .52      $   .57   $   (0.95)   $   (0.38)
                                                -------     -------      -------     -------      -------
                                                -------     -------      -------     -------      -------
  Weighted average common share outstanding:
                                                  4,389       4,915        5,541       6,528        6,744
                                                -------     -------      -------     -------      -------
                                                -------     -------      -------     -------      -------
                                diluted           4,416       4,942        6,062       6,528        6,744
                                                -------     -------      -------     -------      -------
                                                -------     -------      -------     -------      -------

                                                                       DECEMBER 31,
                                                ---------------------------------------------------------
                                                  1993        1994        1995         1996        1997
                                                -------     -------      -------     -------      -------
                                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:

 Cash, cash equivalents and short-term
  investments                                    $8,585      $9,964      $26,701     $22,129      $20,153
 Working capital                                    997       3,920       21,564      19,846       17,175
 Total assets                                    15,321      18,906       38,500      32,999       30,640
 Total stockholders' equity                       2,094       5,002       22,892      21,911       19,684

(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share amounts.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THIS REPORT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS SET FORTH IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND ELSEWHERE IN THIS REPORT.

OVERVIEW

     C-ATS Software Inc. (the "Company" or "C-ATS") was organized in 1988 as a successor to a partnership formed in 1986. The Company's first product, SWAPWARE-Registered Trademark-, was released in 1986. The Company has since introduced additional products such as OPTIONS, FUTURES AND BONDS, MARKET DATA, RISK MANAGER and OPERATIONS MANAGER. In late 1994, the Company introduced C-ATALYST, an enhanced version of its product family which includes multiple front, middle, and back office modules for capital markets, derivatives trading, and risk management. These products serve the established market for derivatives risk management and the emerging market for enterprise-wide risk management. During February 1996, the Company acquired the assets of LOR/Geske Bock Associates, Inc. ("LOR/Geske Bock" or "LORGB") and developed and released an enhanced version of CARMA-Registered Trademark-, which extends the Company's offerings for Enterprise-wide risk management solutions. While the Company was profitable on an annual basis from 1992 through 1995, R&D expenses associated with the acquisition of LOR/Geske Bock resulted in a net loss for 1996. In 1997, the Company acquired the rights to the software technology of International Risk Control, Inc. ("International Risk Control") providing the Company with technology for trading and risk management of foreign currency derivatives. This acquisition and continued investment in R&D, Sales, Marketing, and Administration resulted in a net loss in 1997. The Company's revenues are derived primarily from annual renewable license fees. International revenues accounted for 83%, 80% and 80% of total revenues in 1997, 1996 and 1995, respectively.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of revenues represented by certain line items in the Company's Consolidated Statements of Operations:

                                                               PERCENT OF TOTAL REVENUE
                                                               YEAR ENDED DECEMBER 31,
                                                             1995       1996     1997
                                                             ----       ----     ----
          Revenues:
            License revenue                                    91%       96%       93%
            Service and other revenue;                          9         4         7
                                                             ----       ----     ----
          Total revenues                                      100       100       100
                                                             ----       ----     ----
          Costs and expenses:
            Cost of revenues                                    5         1         2
            Research and development                           16        31        36
            Sales and marketing                                46        55        62
            General and administrative                         13        13        16
            Acquired in-process research and development       --        35         3
                                                             ----       ----     ----
          Total costs and expenses                             80       135       119
                                                             ----       ----     ----
    Operating income (loss)                                    20       (35)      (19)
    Interest income                                             4         4         5
                                                             ----       ----     ----
    Income  (loss) before provision for income taxes           24       (31)      (14)
    Provision for income taxes                                  8         0         0
                                                             ----       ----     ----
            Net income (loss)                                 16%       (31)%     (14)%
                                                             ----       ----     ----
                                                             ----       ----     ----

LICENSE AND SERVICE REVENUE

     Total revenues were $18.5 million in 1997, down 8% from $20.1 million in revenues in 1996 and 17% from the $22.3 million in 1995. The Company's revenues are derived primarily from annual renewable license fees. These fees are non-refundable, are typically payable in full at the beginning of the annual term and are recognized pro-rata over the term of the license. The annual renewable license fee includes rights to use the Company's software products, updates to the products, if any, product installation, initial client training, documentation and software support services for one year. In addition to its annual licenses, the Company makes available its services on a contract basis to assist clients with services beyond those included in its licenses. These services typically include additional client training and assisting clients in their generation of client-specific reports, data base integration and system optimization. In the fall of 1997, the Company formed a new division, the C-ATS Consulting Group, to provide consulting services and assist clients in implementing risk management solutions. These services include implementation planning, integration assistance (including implementation tools) and project management expertise. Revenues from such projects are included in service and other revenues. They are recognized when delivered or based upon the percentage-of-completion method and are typically affected by the commencement or completion of significant services projects.

     License revenue decreased to $17.3 million in 1997 from $19.3 million in 1996 and $20.4 million in 1995. License revenue decreased in both 1997 and 1996 as a result of the decisions of some clients to not renew annual licenses. Such decisions are attributable to numerous factors, but principally are the result of consolidations within the banking industry and the election of several customers to utilize in-house developed programs.

     The Company licenses its products on a per site basis with the price per site varying based upon the selection of products licensed, the number of authorized users for each product at each site and the number of licensed sites. As a result, total revenues in any year depend upon the number of new and renewed annual licenses, the number of sites which use the Company's products, product prices, and the number of users per site. Average revenue per site increased by 6% in 1997, 6% in 1996 and 8% in 1995. The Company believes the average revenue per site has increased because the Company continues to offer new products and enhancements to existing products, and because clients have increased the number of users licensed per site, factors which have been partially offset by declines in unit pricing per product. Although the Company has historically been able to offset declines in unit pricing with increases in functionality and new product introductions, there can be no assurance that the Company will continue to introduce new products or enhancements to existing products or that such products when introduced will result in increased revenue per client site.

     Service and other revenue increased to $1.2 million in 1997 from $0.8 million in 1996 but decreased from $1.9 million in 1995. Service and other revenue increased in 1997 from 1996 primarily due to the initiation of trial projects related to the Company's release of its CARMA products and to the formation of the C-ATS Consulting Group. Service and other revenue decreased in 1996 primarily due to completion in late 1995 of a $1.5 million systems integration project that was undertaken and subcontracted by the Company in the middle of 1994. Assuming customer acceptance of the CARMA products, the Company anticipates that service revenue will continue to grow in proportion to licensing opportunities of the CARMA products.

COST OF REVENUES

     Cost of revenues includes the cost of documentation materials, royalties and the cost of subcontracted services. Costs of revenues were $0.3 million, $0.3 million and $1.2 million in 1997, 1996 and 1995, respectively. The reduction in 1996 cost of revenues to $0.3 million from $1.2 million in 1995, is attributable to reductions in the cost of subcontracted services for a systems integration project that was completed in the fourth quarter of 1995.

RESEARCH AND DEVELOPMENT

     Most of the Company's research and development expenditures are personnel related. Total expenditures for research and development increased to $6.7 million in 1997 from $6.2 million in 1996 and $3.6 million in 1995. The increase in research and development expenditures was due primarily to increases in expenditures for continuation and completion of purchased in-process research ($3.4 million in 1997 and $2.8 million in 1996), a one time charge of $0.6 million in connection with the third quarter of 1997 acquisition of rights to the software of International Risk Control and new product development. The increase in 1996 includes the addition of research staff from the acquired firm of LOR/Geske Bock during the first quarter of 1996. In connection with the LOR/Geske Bock acquisition, the Company recognized a one-time expense amounting to $7.1 million of in process research and development as the technology had not yet reached technological feasibility and does not have alternative future uses (See Note 3 of the Notes to the Consolidated Financial Statements). The amounts of ongoing software development costs which could have been capitalized in accordance with Statement of Financial Accounting Standards No. 86," were immaterial and, therefore, no software development costs have been capitalized by the Company to date. The Company believes that significant investment for product research and development is essential to product and technical leadership, and the Company anticipates that it will continue to commit substantial resources to research and development in the future. The focus of this increased research and development spending will be to expand the platforms upon which the Company's products operate; to integrate the acquired products from LORGB; and to continue to enhance the features and functionality of the company's products. The Company anticipates that research and development expenditures will increase in dollar amount in 1998.

SALES AND MARKETING

     Sales and marketing expenses consist principally of salary, commissions and facilities related costs. Sales and marketing expenditures increased to $11.4 million in 1997 from $11.1 million in 1996 and $10.3 million in 1995. The increase in sales and marketing in 1997 was primarily due to increases associated with the sales and marketing of the Company's expanded product line in the North American market. The increase in sales and marketing expenditures in 1996 was due to increases in personnel, commissions, marketing communication programs and the expansion of the Company's Hong Kong office. The Company anticipates that sales and marketing expenses will continue to increase in dollar amount in 1998 as it expands its sales and consulting service organization and promotes its CARMA products.

GENERAL AND ADMINISTRATIVE

     General and administrative expenses consist primarily of personnel costs for finance, contract administration, human resources and general management, as well as legal, accounting and auditing expenses. General and administrative expenses increased to $3.0 million in 1997 from $2.6 million in 1996 and $2.8 million in 1995. The increase in general and administrative expenses in 1997 was due to additional executive staff to support the expanding international sales and employee recruiting. The decrease in general and administrative expenses in 1996 from 1995 was due to reduced costs of professional services subsequent to becoming a publicly held company. The Company anticipates that general and administrative expenses will increase in dollar amount in 1998.

INTEREST INCOME

     Interest income is comprised primarily of interest earned on the Company's surplus cash and short-term investment balances, net of interest expense. Interest income increased to $1.0 million in 1997 from $0.9 million in 1996 and 1995. Interest income increased in 1997 due to higher investment yields on lower average cash and short-term investment balances.

PROVISION FOR INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which provides for a liability approach under which deferred income taxes are provided based upon enacted laws and rates applicable to the periods in which the taxes become payable. There was no provision for income taxes in 1997 and 1996 due to the Company's net operating loss position. The provision for income taxes was 35% of income (loss) before the provision for income taxes in 1995. The provision for income taxes takes into account the effects of foreign income taxes and state income taxes, offset by utilization of research and development and foreign tax credits.

     As of December 31, 1997, the Company had $6.2 million of deferred tax assets. Due to certain limitations of benefits related to tax carrybacks and the current year net operating loss position, and the uncertainty of future results, the Company has provided a valuation allowance of $3.6 million related to the deferred tax asset. The Company's tax returns for 1990 through 1993 are currently being examined by the Internal Revenue Service relating to the treatment of foreign withholding taxes on the Company's software license revenue under tax treaties in effect during those years. Such examination may result in adjustments to previously filed tax returns. The Company is currently seeking competent authority relief, which, if successful, will eliminate any potential double taxation. While the Company believes that it has reserves sufficient to cover any actual tax liabilities as a result of this examination, no assurance can be given that the reserves will be adequate. See Note 6 of the Notes to Consolidated Financial Statements.

QUARTERLY INFORMATION

     The following table presents unaudited quarterly financial information for the eight quarters ended December 31, 1997. Management believes this information has been prepared on the same basis as the audited Consolidated Financial Statements and that all necessary adjustments (consisting only of normal recurring adjustments) have been included to present fairly the unaudited quarterly results. The following should be read in conjunction with the audited Consolidated Financial Statements of the Company and the Notes appearing elsewhere in these Consolidated Financial Statements. These operating results are not necessarily indicative of results for any future period.
                                       6

                                                                                  THREE MONTHS ENDED
                                                            --------------------------------------------------------------
                                                            MAR. 31, 1996   JUNE 30, 1996   SEPT. 30, 1996   DEC. 31, 1996
                                                            --------------------------------------------------------------
                                                             (UNAUDITED)     (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
                                                            --------------------------------------------------------------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  License revenue                                            $   5,386       $    4,939      $      4,599      $     4,398
  Service and other revenue                                        308              134               304               77
                                                             ---------       ----------      ------------      -----------
   Total revenues                                                5,694            5,073             4,903            4,475
                                                             ---------       ----------      ------------      -----------
Costs and expenses:
  Cost of revenues                                                  54               74                78               66
  Research and development                                       1,224            1,567             1,692            1,683
  Sales and marketing                                            2,669            2,761             2,959            2,695
  General and administrative                                       710              650               645              612
  Acquired in-process research and development                   7,066               --                --               --
                                                             ---------       ----------      ------------      -----------
Total costs and expenses                                        11,723            5,052             5,374            5,056
                                                             ---------       ----------      ------------      -----------
Operating income (loss)                                         (6,029)              21              (471)            (581)
Interest income                                                    231              240               198              194
                                                             ---------       ----------      ------------      -----------
Income (loss) before provision for taxes                        (5,798)             261              (273)            (387)
Provision (benefit) for income taxes                               469               97              (101)            (465)
                                                             ---------       ----------      ------------      -----------
Net income (loss)                                            $  (6,267)    $        164        $     (172)   $          78
                                                             ---------       ----------      ------------      -----------
                                                             ---------       ----------      ------------      -----------
Net income (loss) per share - basic                         $    (1.00)     $     $0.03        $    (0.03)    $      0. 01
                                                             ---------       ----------      ------------      -----------
                                                             ---------       ----------      ------------      -----------
Net income (loss) per share - diluted                       $    (1.00)     $     $0.02        $    (0.03)    $      0. 01
                                                             ---------       ----------      ------------      -----------
                                                             ---------       ----------      ------------      -----------
Weighted average common shares  outstanding -
  basic                                                          6,260            6,425             6,623            6,639
                                                             ---------       ----------      ------------      -----------
                                                             ---------       ----------      ------------      -----------

Weighted average common shares  outstanding -
  diluted                                                        6,260            6,797             6,623            6,971
                                                             ---------       ----------      ------------      -----------
                                                             ---------       ----------      ------------      -----------

                                                           MAR. 31, 1997   JUNE 30, 1997    SEPT. 30, 1997    DEC. 31, 1997
                                                           -------------   -------------    --------------    -------------
                                                            (UNAUDITED)     (UNAUDITED)       (UNAUDITED)      (UNAUDITED)
                                                           -------------   -------------    --------------    -------------
Revenues:
  License revenue                                          $     4,238      $     4,302       $     4,311      $     4,400
  Service and other revenue                                        254              244               350              355
                                                             ---------       ----------      ------------      -----------
   Total revenues                                                4,492            4,546             4,661            4,755
                                                             ---------       ----------      ------------      -----------
Costs and expenses:
  Cost of revenues                                                  93               71                72               74
  Research and development                                       1,583            1,643             1,904            1,592
  Sales and marketing                                            2,602            2,821             2,931            3,031
  General and administrative                                       693              713               829              757
  Acquired in-process research and development                      --               --               585               --
                                                             ---------       ----------      ------------      -----------
Total costs and expenses                                         4,971            5,248             6,321            5,454
                                                             ---------       ----------      ------------      -----------
Operating income (loss)                                           (479)            (702)           (1,660)            (699)
Interest income                                                    236              233               248              242
                                                             ---------       ----------      ------------      -----------
Income (loss) before provision for taxes                          (243)            (469)           (1,412)            (457)
Provision for income taxes                                          --               --                --               --
                                                             ---------       ----------      ------------      -----------
Net income (loss)                                           $     (243)    $       (469)      $    (1,412)    $       (457)
                                                             ---------       ----------      ------------      -----------
                                                             ---------       ----------      ------------      -----------
Net income (loss) per share - basic                        $     (0.04)    $      (0.07)     $      (0.21)    $     (0. 07)
                                                             ---------       ----------      ------------      -----------
                                                             ---------       ----------      ------------      -----------
Net income (loss) per share - diluted                       $    (0.04)     $     (0.07)      $     (0.21)     $    (0. 07)
                                                             ---------       ----------      ------------      -----------
                                                             ---------       ----------      ------------      -----------
Weighted average common shares  outstanding -
  basic                                                          6,679            6,714             6,766            6,815
                                                             ---------       ----------      ------------      -----------
                                                             ---------       ----------      ------------      -----------
Weighted average common shares  outstanding -
  diluted                                                        6,679            6,714             6,766            6,815
                                                             ---------       ----------      ------------      -----------
                                                             ---------       ----------      ------------      -----------

                                                                                  THREE MONTHS ENDED
                                                           ----------------------------------------------------------------
                                                           MAR. 31, 1996   JUNE 30, 1996    SEPT. 30, 1996    DEC. 31, 1996
                                                           -------------   -------------    --------------    -------------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  License revenue                                                  94%              97%               94%              98%
  Service and other revenue                                          6                3                 6                2
                                                             ---------       ----------      ------------      -----------
   Total revenues                                                  100              100               100              100
                                                             ---------       ----------      ------------      -----------
Costs and expenses:
  Cost of revenues                                                   1                1                 2                1
  Research and development                                          22               31                35               38
  Sales and marketing                                               47               55                60               60
  General and administrative                                        12               13                13               14
  Acquired in-process research and  development                    124               --                --               --
                                                             ---------       ----------      ------------      -----------
Total costs and expenses                                           206              100               110              113
                                                             ---------       ----------      ------------      -----------
Operating income (loss)                                           (106)               0               (10)             (13)

Interest income                                                      4                5                 4                4
                                                             ---------       ----------      ------------      -----------
Income (loss) before provision for taxes                          (102)               5                (6)              (9)
Provision (benefit) for income taxes                                 8                2                (2)             (11)
                                                             ---------       ----------      ------------      -----------
Net income (loss)                                                 (110)%             3%                (4)%             2%
                                                             ---------       ----------      ------------      -----------
                                                             ---------       ----------      ------------      -----------

                                                             MAR. 31, 1997   JUNE 30, 1997    SEPT. 30, 1997    DEC. 31, 1997
                                                             -------------   -------------    --------------    -------------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  License revenue                                                  94%              95%               92%              93%
  Service and other revenue                                          6                5                 8                7
                                                             ---------       ----------      ------------      -----------
   Total revenues                                                  100              100               100              100
                                                             ---------       ----------      ------------      -----------
Costs and expenses:
  Cost of revenues                                                   2                2                 2                2
  Research and development                                          35               36                41               33
  Sales and marketing                                               58               62                63               64
  General and administrative                                        16               15                17               16
  Acquired in-process research and
    development                                                     --               --                12               --
                                                             ---------       ----------      ------------      -----------
Total costs and expenses                                           111              115               135              115
                                                             ---------       ----------      ------------      -----------
Operating income (loss)                                            (11)             (15)              (35)             (15)
Interest income                                                      5                5                 5                5
                                                             ---------       ----------      ------------      -----------
Income (loss) before provision for taxes                            (6)             (10)              (30)             (10)
Provision  for income taxes                                          0                0                 0                0
                                                             ---------       ----------      ------------      -----------
Net income (loss)                                                   (6)%            (10)%             (30)%            (10)%
                                                             ---------       ----------      ------------      -----------
                                                             ---------       ----------      ------------      -----------

     The Company's license revenue increased in each quarter of 1997. Incremental sales to existing clients and new license agreements offset non-renewing licenses during the year. The Company's historical practice has been to recognize revenue from its annually renewable license fees pro-rata over the license term. Therefore the revenue impact from adding new customers has been reflected over several quarters following sales consummation. The Company began offering multi-year (typically five year) term licenses in the fourth quarter of 1997 with optional annual maintenance. With this new licensing model, the Company will recognize substantial revenues upon delivery of the product. In addition, there may be additional maintenance revenues, recognized ratably as such services are provided. The Company has not yet entered into any such multi-year term licenses. Service and other revenue is recognized when delivered or using the percentage-of-completion method and is typically affected by the commencement or completion of significant services projects.

     Cost of revenues has been relatively minor. The Company has generally increased operating expenses to support higher revenue levels and product development efforts. Research and development costs were higher in 1997 as compared to 1996 due to increases in staffing to support final development and testing of the newest CARMA product line release. Sales and marketing costs were higher in 1997 as compared to 1996 due to increases in staffing of the North American office and the development of the Company's consulting service. General and administrative costs were higher on a dollar basis in 1997 as compared to 1996 due to hiring of executive and human resource personnel to support the staffing needs of the expanding international sales and marketing and customer service offices.

     Although the Company's installed base of C-ATALYST customers has stabilized in terms of number of clients and number of client sites, there can be no assurance that the Company will continue to be able to renew its existing client base or expand the number of clients or client sites where the Company's products are licensed. A number of factors affect a client's decision to license or continue to license the Company's products. These factors include the status of a client's internal systems development programs, competitiveness of the Company's current product offerings, pricing, and level of satisfaction with the Company's sales, service and support staff. From time to time in the past, the Company has experienced delays in developing and introducing new products, which has slowed the rate of growth. There can be no assurance that similar delays may not occur in the future. The Company's expense levels are based, in part, on expectations of future revenues. If revenues do not meet expectations, operating results could be adversely affected. Net income may be disproportionately affected by a change in revenues because only a small portion of the Company's expenses varies with revenues.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its operations to date through cash flow from operations and its initial public offering of stock effective March 20, 1995.
 As of December 31, 1997, the Company had $20.2 million in cash, cash equivalents and short-term investments, and no long-term debt. Short-term investments consist principally of auction market preferred stock and tax-preferred securities.

     Net cash utilized by operating activities totaled $1.8 million in 1997, while $1.0 million in 1996 and approximately $3.1 million was provided by operating activities in 1995. Investing activities used net cash of approximately $1.9 million, $3.4 million and $21.0 million in 1997, 1996 and 1995, respectively. Inclusive within these uses were the purchase of short-term investments of approximately $20.2 million in 1995, and the subsequent sale in 1996 of $7.4 million of these short-term investments which were used to help fund the approximately $3.3 million cash portion of the investment in LORGB the same year. Net cash flows provided by financing activities were approximately $0.5 million, $0.3 million and $14.3 million in 1997, 1996 and 1995, respectively with $13.8 million of the net cash in 1995 provided by the Company's initial public offering that year. The Company purchased approximately $0.5 million of property and equipment in 1997, and $0.7 million in both 1996 and 1995. The Company has no other significant capital commitments.

     On February 13, 1996, C-ATS Sub, Inc. (a wholly owned subsidiary of the Company), merged with LOR/Geske Bock Associates, Inc. ("LORGB"), a California Corporation, pursuant to an "Agreement and Plan of Reorganization" dated January 30, 1996. LORGB designs, develops, and markets integrated, organization-wide market and credit risk management software systems. As a result of the merger, LORGB ceased to exist while C-ATS Sub, Inc. continued as the surviving corporation. The transaction was accounted for as a "purchase" and accordingly, the operating results of the acquired business have been included in the consolidated statement of operations from the date of the acquisition.

     At the consummation of the merger, the outstanding LORGB common stock was exchanged for an aggregate of approximately 578,651 shares of the Company's common stock (the stock price was valued at $7.00 as of the merger date) and approximately $3,294,000 in cash. In addition, the Company assumed all options, representing the right to purchase approximately 167,000 shares of the Company's common stock.

     Historically, more client licenses are due for renewal in the second and fourth quarters of each year than in the first and third quarters. Because of the Company's pro-rata revenue recognition policy, this pattern has not had a significant impact on quarterly revenues. However, this pattern has and will likely continue to impact the timing of cash flows and the Company's cash and accounts receivable balances. Any decline or delay in contract renewals could have a material adverse effect on the Company's cash balances.

     The Company believes that available funds, and the cash flow expected to be generated from operations will be adequate to meet the Company's anticipated working capital and capital expenditure requirements for at least the next twelve months.

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

     A number of factors could adversely affect market acceptance of the Company's products for derivatives risk management applications. First, although the Company's products include software applications for a number of widely traded derivatives, such as swaps, options, swaptions and futures, they do not include software applications for many other derivative instruments. Although applications for these derivatives can be developed using FiCAD or may be included in the Company's future products, the absence of applications for specific derivatives may reduce market acceptance of the Company's products. Second, some financial institutions may require a higher level of product customization and technical support than is customarily
provided by C-ATS.   To the extent these clients cannot obtain this support
from C-ATS or third party service organizations, they may be reluctant to use the Company's products. Finally, C-ATALYST and CARMA have a long sales cycle that can adversely affect sales and increase marketing costs. As a result of these and other factors, there can be no assurance that C-ATALYST and CARMA will achieve significant market acceptance.

EARLY STAGE OF DEVELOPMENT OF MARKET FOR ENTERPRISE-WIDE RISK MANAGEMENT; NO ASSURANCE OF MARKET ACCEPTANCE OF ENTERPRISE-WIDE RISK MANAGEMENT PRODUCTS

     The market for enterprise-wide risk management software products is in an early stage of development. Although many financial institutions and organizations are exploring enterprise-wide risk management, C-ATS believes that only a small number of enterprises have actually implemented enterprise-wide risk management systems. A number of factors will determine when and if a significant market for enterprise-wide risk management software products develops, including regulatory actions, client education and awareness of the need for enterprise-wide risk management and the availability of commercially accepted enterprise-wide risk management systems. Even if a significant market develops, there can be no assurance that the Company's products will achieve commercial acceptance.

     First, there can be no assurance that the Company's approach to enterprise-wide risk management will be accepted in the marketplace. Although several companies are using prior versions of the Company's products for site-wide or enterprise-wide risk management, the newest version of CARMA was released for commercial sales in December 1996. This product is a substantial enhancement of the product obtained in the acquisition of LOR/Geske Bock, designed for enterprise-wide market and credit risk management. While financial institutions are potentially subject to regulatory guidelines to implement a enterprise-wide market risk management system, there can be no assurance that the Company's products will achieve substantial acceptance in the marketplace.

     Second, although the Company's products facilitates enterprise-wide risk management, the process of creating a enterprise-wide risk management system can be extremely complex and in most cases requires substantial additional software engineering and integration in order to connect the many independent systems in place at most institutions and to link these systems to the Company's products. The cost of such a process is likely to far exceed the cost of licensing the Company's products. There is no assurance that a significant number of institutions will be willing to undertake such a large project or to incur such costs. Third, many institutions implementing enterprise-wide risk management will require substantial outside assistance in software engineering. The Company intends primarily to provide standard products and to rely on third parties to provide such assistance. Revenues from enterprise-wide risk management products will be limited if such third-party support is not readily available. Fourth, the development of sophisticated enterprise-wide risk management systems will depend on the availability of extensive transaction and counterparty data which the client must provide for portfolios not managed with the Company's products. Lack of access to such data may restrict an institution's ability to perform enterprise-wide risk management.

     Finally, many of the factors that affect market acceptance of the Company's products for derivatives risk management, such as the decision to develop software internally or rely on third-party software, also will affect market acceptance of the Company's products for enterprise-wide risk management. See "Factors That May Affect Future Results -- Continued Dependence on Derivatives Risk Management Products." Failure of a significant market for enterprise-wide risk management products to develop or, if it does, failure of the Company's products to achieve broad market acceptance could have a material adverse affect on the Company's business, operating results and financial condition.

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

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

     The Company's quarterly operating results may fluctuate substantially as a result of a variety of factors including the volume and timing of license renewals by existing clients, license agreements with new clients, the timing and market acceptance of new products or technological advances by the Company or its competitors, price levels, and unexpected expenses. The Company's expense levels are based, in part, on expectations of future revenues. If revenues in a particular quarter do not meet expectations, operating results could be adversely affected. The Company expects that its operating results will fluctuate in the future as a result of these and other factors. Additionally, the Company has accrued a reserve for tax liabilities in connection with an Internal Revenue Service examination. There can be no assurance that such reserve will be adequate to cover all potential liabilities. Results of past quarters should not be relied on as an indication of future results. See Note 6 of the Notes to Consolidated Financial Statements.

DEPENDENCE ON RENEWABLE LICENSES; SIGNIFICANT POTENTIAL PRICE COMPETITION

     The Company's revenues are derived primarily from annual renewable license fees. These fees are non-refundable, typically paid in full at the beginning of the annual term and recognized as revenue pro-rata over the term of license. The Company has been successful to date in negotiating renewable licenses. Beginning in the fourth quarter of 1997, the Company began offering multi-year term licenses. The Company believes this choice will be favorably received by its clients. Many of the Company's competitors offer multi-year licenses. Although no clients have as yet selected the multi-year term license in 1997, the Company expects some clients will do so in 1998. A multi-year term license may result in larger fluctuations in revenues than the Company has historically experienced as multi-year term license revenue will be recognized at the time of delivery and completion of customer commitment and there will be no future license revenue amortization. A significant decline in the percentage of clients who renew their license or the failure of the Company to continue to enter into renewable or limited term licenses would have a material adverse effect on the business, operating results and financial condition of the Company.

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

DEPENDENCE ON INTERNATIONAL OPERATIONS AND SALES

     Clients outside the United States accounted for approximately 83%, 80% and 80% of the Company's revenues in 1997, 1996 and 1995, respectively. The Company anticipates that its revenues for the next several years will also substantially derive from international sales. The Company markets and licenses its products outside the United States through its international branch offices and subsidiaries. The Company has offices in Tokyo, London, and Hong Kong as well as the United States, and the Company has licensed clients in 19 countries. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs and exchange rates, difficulties in staffing, coordinating communications, managing international operations and other factors. The Company normally prices its products in U.S. dollars, but it incurs expenses in local currencies for its overseas operations.

     The Company attempts to reduce its exposure to exchange rate fluctuations by purchasing foreign currencies every several months in amounts equal to the operating expenses estimated to be payable in such currencies during the next one to three months. As of December 31, 1997, the Company held cumulative foreign currencies available in the amount of approximately $280,000 to fund future expected operating expenses. However, no assurance can be given that this strategy will be sufficient to offset any dramatic declines in the value of the U.S. dollar. Regulatory compliance requirements differ among foreign countries and are also different from those established in the United States, and any inability to obtain necessary foreign regulatory approvals on a timely basis could have an adverse effect on the Company's international sales, and thereby on its business, financial condition and results of operations. Additionally, the Company's business, financial condition and international operating results may be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates, difficulties in obtaining export licenses, ability to maintain or increase prices and competition.

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

NEW MANAGEMENT RESPONSIBILITIES; GROWTH

     Many of the Company's executive officers have joined the Company in the last twenty- four months. Although each of the new executives brings significant prior experience to the Company, some are new to the Company's specific business segment. In addition, future growth will require increased personnel, expanded information systems and additional financial and administrative control procedures, particularly because the Company has significant international operations. There can be no assurance that the Company would be able to attract and retain additional qualified personnel or successfully manage expanding operations, including an increasing number of client relationships and geographically dispersed locations or maintain adequate managerial, financial and operating systems and controls

DEPENDENCE ON DIRECT SALES FORCE; ABSENCE OF INDIRECT SALES CHANNELS.

     C-ATS currently distributes its products exclusively through its direct sales force. As is typical of many companies, the Company has experienced turnover of its sales force in the past, and there can be no assurance that the Company will be able to attract and retain adequate sales and marketing personnel. During 1997, the Company began evaluation of indirect distribution channels such as distributors, value-added resellers and systems integrators. The Company has selected two such organizations to work with and to expand access to its markets. During 1997 these efforts did not generate material revenues. The Company may expand such efforts in 1998, however, there can be no assurances that these channels will provide effective sales and marketing support for the Company. Failure to increase the Company's direct sales force or establish effective indirect sales channels could have a material adverse effect on the Company's business, operating results or financial condition.

DEPENDENCE ON FINANCIAL INDUSTRY; CHANGE IN DERIVATIVES AND RISK MANAGEMENT MARKET, AND REGULATORY ENVIRONMENT

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

     While the Company is not currently engaged in any intellectual property litigation or proceedings, there can be no assurance that the Company will not become involved in such proceedings. An adverse outcome in litigation or similar adversarial proceedings could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from others or require the Company to cease the marketing or use of certain products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may be required to obtain licenses to patents or proprietary rights of others, and there can be no assurance that any licenses required under any patents or proprietary rights would be made available on terms acceptable to the Company, if at all. In January 1995, the Company received a letter claiming infringement of trademark with regard to its use of the C-atalyst name in the United Kingdom; however, although the Company does not believe that the outcome of the claim will have a material adverse effect on its business, there can be no assurance as to how the matter will be resolved.

YEAR 2000 COMPLIANCE

     The Company believes that all of its most current versions of its products will not cease to perform nor generate incorrect or ambiguous data or results due to a change in date on or after January 1, 2000, and will calculate any information dependent on such dates in the same manner, and with the same functionality, data integrity and performance, as such product do on or before December 31, 1999 (collectively, "Year 2000 Compliance"). Year 2000 Compliance issues may arise with respect to any modifications made to the product by a party other than the Company or from a combination or use of the Company's products with any other software programs or hardware device not provided by the Company and therefore may result in unforeseen Year 2000 Compliance problems for some of the Company's customers which may have an adverse effect on the Company.

     Additionally, like any company with a computing infrastructure and utilizing business-application software programs written over many years, the Company's internal operations may be subject to year 2000 Compliance issues. The Company has been implementing enterprise wide information systems which support a majority of the Company's world-wide operations. These systems are considered to currently be Year 2000 Compliant. Based solely due to a change in date to or after January 1, 2000 thereon, the Company believes that its internal operations will not be materially adversely impacted.

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

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To C-ATS Software Inc.:

     We have audited the accompanying consolidated balance sheets of C-ATS Software Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C-ATS Software Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                       ARTHUR ANDERSEN LLP



San Jose, California
January 23, 1998

                               C-ATS SOFTWARE INC.
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                   DECEMBER 31,
                                                                            ------------------------
                                    ASSETS                                     1997           1996
                                                                            ---------      ---------
CURRENT ASSETS:
  Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . .       $   3,707      $   7,041
  Short-term investments. . . . . . . . . . . . . . . . . . . . . . .          16,446         15,088
  Accounts receivable, net of accounts receivable allowance
    of $242 and $100 in 1997 and 1996, respectively . . . . . . . . .           5,100          4,558
  Prepaid expenses. . . . . . . . . . . . . . . . . . . . . . . . . .             271            457
  Income tax refund receivable - current. . . . . . . . . . . . . . .             ---          1,670
  Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . .           2,607          2,120
                                                                            ---------      ---------
     Total current assets . . . . . . . . . . . . . . . . . . . . . .          28,131         30,934
                                                                            ---------      ---------
PROPERTY AND EQUIPMENT:
  Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,809          2,754
  Leasehold improvements. . . . . . . . . . . . . . . . . . . . . . .             125            134
  Furniture and fixtures. . . . . . . . . . . . . . . . . . . . . . .             403            457
                                                                                3,337          3,345
  Less- Accumulated depreciation and amortization . . . . . . . . . .          (2,486)        (2,367)
                                                                            ---------      ---------
       Net Property and equipment . . . . . . . . . . . . . . . . . .             851            978
                                                                            ---------      ---------
Purchase software, at cost. . . . . . . . . . . . . . . . . . . . . .           1,516          1,464
  Less- Accumulated amortization. . . . . . . . . . . . . . . . . . .            (879)          (660)
                                                                            ---------      ---------
     Net purchased software . . . . . . . . . . . . . . . . . . . . .             637            804
                                                                            ---------      ---------
Income tax refund receivable - long term. . . . . . . . . . . . . . .             686            ---
Other assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . .             335            283
                                                                            ---------      ---------
                                                                              $30,640        $32,999
                                                                            ---------      ---------
                                                                            ---------      ---------

                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
  Accounts payable. . . . . . . . . . . . . . . . . . . . . . . . . .      $      390     $      573
  Accrued liabilities . . . . . . . . . . . . . . . . . . . . . . . .             674            720
  Accrued compensation. . . . . . . . . . . . . . . . . . . . . . . .           1,604          1,217
  Accrued taxes payable . . . . . . . . . . . . . . . . . . . . . . .             281             37
  Deferred revenue. . . . . . . . . . . . . . . . . . . . . . . . . .           8,007          8,541
                                                                            ---------      ---------
     Total current liabilities. . . . . . . . . . . . . . . . . . . .          10,956         11,088
                                                                            ---------      ---------

COMMITMENTS (see Note 4)

STOCKHOLDERS' EQUITY:
  Preferred stock, 5,000,000 shares authorized , no par value . . . .             ---            ---
  Common stock, $.001 par value
    Authorized   40,000,000 shares
    Outstanding  6,817,744 shares in 1997 and 6,639,587 shares in 1996              7              7
  Additional paid-in capital. . . . . . . . . . . . . . . . . . . . .          23,282         22,758
  Accumulated translation adjustment. . . . . . . . . . . . . . . . .             228            398

  Retained earnings (deficit) . . . . . . . . . . . . . . . . . . . .          (3,833)        (1,252)
                                                                            ---------      ---------
    Total stockholders' equity. . . . . . . . . . . . . . . . . . . .          19,684         21,911
                                                                            ---------      ---------
                                                                            $  30,640      $  32,999
                                                                            ---------      ---------
                                                                            ---------      ---------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED BALANCE SHEETS.

                              C-ATS SOFTWARE INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                YEAR ENDED DECEMBER 31,
                                                                       ---------------------------------------
                                                                          1997           1996          1995
                                                                       ---------      ---------     ----------
REVENUES:
  License revenue. . . . . . . . . . . . . . . . . . . . . . . .       $  17,250      $  19,322     $   20,359
  Service and other revenue. . . . . . . . . . . . . . . . . . .           1,204            823          1,939
                                                                       ---------      ---------     ----------
     Total revenues. . . . . . . . . . . . . . . . . . . . . . .          18,454         20,145         22,298
                                                                       ---------      ---------     ----------
COSTS AND EXPENSES:
  Cost of revenues . . . . . . . . . . . . . . . . . . . . . . .             310            272          1,174
  Research and development . . . . . . . . . . . . . . . . . . .           6,723          6,166          3,582
  Sales and marketing. . . . . . . . . . . . . . . . . . . . . .          11,386         11,084         10,273
  General and administrative . . . . . . . . . . . . . . . . . .           2,991          2,617          2,838
  Acquired in-process research and development . . . . . . . . .             585          7,066             --
                                                                       ---------      ---------     ----------
     Total costs and expenses. . . . . . . . . . . . . . . . . .          21,995         27,205         17,867
                                                                       ---------      ---------     ----------
     Operating income (loss) . . . . . . . . . . . . . . . . . .          (3,541)        (7,060)         4,431

INTEREST INCOME. . . . . . . . . . . . . . . . . . . . . . . . .             960            863            931
                                                                       ---------      ---------     ----------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES. . . . . . . . .          (2,581)        (6,197)         5,362

  PROVISION FOR INCOME TAXES . . . . . . . . . . . . . . . . . .               0              0          1,877
                                                                       ---------      ---------     ----------
NET INCOME (LOSS). . . . . . . . . . . . . . . . . . . . . . . .        $ (2,581)      $ (6,197)     $   3,485
                                                                       ---------      ---------     ----------
                                                                       ---------      ---------     ----------
NET INCOME (LOSS) PER SHARE

  BASIC. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $   (0.38)     $   (0.95)    $     0.64
                                                                       ---------      ---------     ----------
                                                                       ---------      ---------     ----------
  DILUTED. . . . . . . . . . . . . . . . . . . . . . . . . . . .       $   (0.38)     $   (0.95)    $     0.57
                                                                       ---------      ---------     ----------
                                                                       ---------      ---------     ----------

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  BASIC. . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6,744          6,528          5,441
                                                                       ---------      ---------     ----------
                                                                       ---------      ---------     ----------
  DILUTED. . . . . . . . . . . . . . . . . . . . . . . . . . . .           6,744          6,528          6,062
                                                                       ---------      ---------     ----------
                                                                       ---------      ---------     ----------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                               C-ATS SOFTWARE INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                            Common      Common     Additional   Accumulated   Retained
                                                            Stock       Stock        Paid-in   Translation    Earnings
                                                            Shares      Amount       Capital    Adjustment   (Deficit)     Total
                                                          ---------    ---------   ----------  ------------  ---------  ----------
BALANCE, DECEMBER 31, 1994 . . . . . . . . . . . . . .    4,212,499   $        4   $   3,899      $   222    $    877   $    5,002


Exercise of stock options for cash at
   $0.10 to $5.00 per share. . . . . . . . . . . . . .      268,159           --         290           --          --          290

Exercise of warrants at $3.10 per share. . . . . . . .       67,744           --         210           --          --          210

Issuance of common stock in initial public
   offering for cash at $12.00 per share, net of
   offering costs of $1,792. . . . . . . . . . . . . .    1,300,000            2      13,806           --          --       13,808

Foreign currency translation adjustment. . . . . . . .           --           --          --           97          --           97

Net income . . . . . . . . . . . . . . . . . . . . . .           --           --          --           --       3,485        3,485
                                                          ---------    ---------     -------   ----------   ---------     --------

BALANCE, DECEMBER 31, 1995 . . . . . . . . . . . . . .    5,848,402            6      18,205          319       4,362       22,892

Tax benefit related to employee stock options. . . . .           --           --          --           --         583          583

Stock issued for LORGB acquisition . . . . . . . . . .      578,651            1       4,206           --          --        4,207

Exercise of stock options for cash at
   $0.10 to $8.00 per share. . . . . . . . . . . . . .      178,472           --         156           --          --          156

Issuance of common stock from ESPP for cash at
   $5.10 to $6.06 per share. . . . . . . . . . . . . .       34,062           --         191           --          --          191

Foreign currency translation adjustment. . . . . . . .           --           --          --           79          --           79

Net  (loss). . . . . . . . . . . . . . . . . . . . . .           --           --          --           --      (6,197)      (6,197)
                                                          ---------    ---------     -------   ----------   ---------     --------

BALANCE, DECEMBER 31, 1996 . . . . . . . . . . . . . .    6,639,587            7      22,758          398      (1,252)      21,911

Exercise of stock options for cash at
   $0.10 to $4.69 per share. . . . . . . . . . . . . .      137,290           --         372           --          --          372

Issuance of common stock from ESPP for cash at
   $3.72 to $3.88 per share. . . . . . . . . . . . . .       40,867           --         152           --          --          152

Foreign currency translation adjustment. . . . . . . .           --           --          --         (170)         --         (170)

Net  (loss). . . . . . . . . . . . . . . . . . . . . .           --           --          --          --       (2,581)      (2,581)
                                                          ---------    ---------     -------   ----------   ---------     --------

BALANCE, DECEMBER 31, 1997 . . . . . . . . . . . . . .    6,817,744    $       7     $23,282   $      228   $  (3,833)    $ 19,684
                                                          ---------    ---------     -------   ----------   ---------     --------
                                                          ---------    ---------     -------   ----------   ---------     --------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                               C-ATS SOFTWARE INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                          Year Ended December 31,
                                                                                   -------------------------------------
                                                                                     1997           1996           1995
                                                                                   -------        -------        -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss). . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   (2,581)    $   (6,197)     $   3,485
  Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities-
     Depreciation and amortization . . . . . . . . . . . . . . . . . . . .             832            919            582
     Acquired in-process research and development. . . . . . . . . . . . .              --          7,066             --
     Change in assets and liabilities-
       (Increase) decrease in accounts receivable. . . . . . . . . . . . .            (542)         2,595         (2,072)
       (Increase) decrease in prepaid expenses . . . . . . . . . . . . . .             186            556            (34)
       (Increase) decrease in deferred tax asset and income tax refunds. .             497           (902)          (473)
       (Increase) decrease in other assets . . . . . . . . . . . . . . . .             (52)            35           (127)
       Increase (decrease) in accounts payable . . . . . . . . . . . . . .            (183)          (520)           731
       Increase (decrease) in accrued liabilities and accrued compensation             319           (241)           339
       Increase (decrease) in accrued taxes payable. . . . . . . . . . . .             244         (1,604)           (42)
       Increase (decrease) in deferred revenue . . . . . . . . . . . . . .            (534)        (2,738)           676
                                                                                   -------        -------        -------
         Net cash provided (used) by operating activities. . . . . . . . .          (1,814)        (1,031)         3,065
                                                                                   -------        -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of available-for-sale short-term investments. . . . . . . . . .         (28,079)       (15,479)       (20,227)
  Proceeds from sales and maturities of available-for-sale
       short-term investments. . . . . . . . . . . . . . . . . . . . . . .          26,721         22,893             --
  Investment in acquisition of LORGB . . . . . . . . . . . . . . . . . . .              --         (3,294)            --
  Purchases of property and equipment. . . . . . . . . . . . . . . . . . .            (516)          (673)          (733)
                                                                                   -------        -------        -------
         Net cash used by investing activities . . . . . . . . . . . . . .          (1,874)        (3,447)       (20,960)
                                                                                   -------        -------        -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock . . . . . . . . . . . . . . . . .             524            347         16,100
  Common stock offering costs. . . . . . . . . . . . . . . . . . . . . . .              --             --         (1,792)
                                                                                   -------        -------        -------
         Net cash provided by financing activities . . . . . . . . . . . .             524            347         14,308
                                                                                   -------        -------        -------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            (170)            79             97
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS . . . . . . . . . . .          (3,334)         2,842         (3,490)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD . . . . . . . . . . . . .           7,041          4,199          7,689
                                                                                   -------        -------        -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD . . . . . . . . . . . . . . . .       $   3,707      $   7,041      $   4,199
                                                                                   -------        -------        -------
                                                                                   -------        -------        -------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for income taxes . . . . . . . . . . . . . . . . . . . . . . .      $      761     $      818      $   1,417
                                                                                   -------        -------        -------
                                                                                   -------        -------        -------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                               C-ATS SOFTWARE INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

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

     On February 13, 1996, C-ATS Sub, Inc. (a wholly owned subsidiary of the Company), merged with LOR/Geske Bock Associates, Inc. ("LORGB"), a California Corporation, pursuant to an "Agreement and Plan of Reorganization" dated January 30, 1996. LORGB designs, develops, and markets integrated, organization-wide market and credit risk management software systems. As a result of the merger, LORGB, Inc. ceased to exist while C-ATS Sub continued as the surviving corporation. The transaction was accounted for as a "purchase." Accordingly, the operating results of the acquired business have been included in the consolidated statement of operations from the date of the acquisition (See Note 3).

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

NET INCOME (LOSS) PER SHARE

     In 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 requires companies to complete net income or loss per share under two different methods, "basic" and "diluted". "Basic" net income or loss per share for each period is calculated by dividing the net income or loss by the weighted average shares of common stock outstanding during the period. Diluted net income or loss per share includes the impact of "potential" common shares from the exercise of stock options using the treasury stock method.

     As a result, 1996 and 1995 net income or loss per share has been restated to conform to the new standard. "Potential" common shares included in the 1995 "diluted" earnings per share calculation consist of dilutive shares issuable upon the exercise of outstanding common stock. "Potential" common shares were not included in the 1997 and 1996 "diluted" earnings per share calculation as the effects would be anti-dilutive.

     The following is a reconciliation of the weighted average common shares used to calculate Basic and Diluted net income or loss per share for the years 1997, 1996, and 1995:

                                                              1997         1996        1995
                                                             ------       ------      ------
                                                                       (in thousands)
Weighted average common shares used to
Calculate "basic" net income or loss per share . . . .        6,744        6,528       5,441
Options outstanding. . . . . . . . . . . . . . . . . .          ---          ---         621
                                                             ------       ------      ------
Weighted average common shares used to
Calculate "diluted" net income or loss per share . . .        6,744        6,528       6,062
                                                             ------       ------      ------
                                                             ------       ------      ------

     Options to purchase 1,836,115, 1,374,394 and 46,740 shares of common stock at the weighted average prices of $4.10, $4.61 and $11.87 per share were outstanding during 1997, 1996 and 1995, respectively, but were not included in the computation of diluted net income or loss per share because the options' exercise prices were greater than the annual average market price of the common stock, and would have an anti-dilutive effect on the net loss per share calculation.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash investments, short-term investments and trade receivables. The Company has investment policies that limit most investments to short-term low risk instruments.

     The Company provides credit, in the normal course of business to a limited number of financial institutions. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit risk.

CASH EQUIVALENTS AND MARKETABLE SECURITIES

     The Company considers all highly liquid investments including treasury bills and money market fund investments purchased with an original maturity of three months or less to be cash equivalents.

     The Company classifies its investments pursuant to the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Debt and marketable securities are classified in one of three categories: trading, available-for-sale, or held to maturity. The Company has no investment securities held for "trading". Securities classified as "available-for-sale" are primarily investment grade municipal and corporate bonds, amounting to $16.4 million and $15.1 million as of December 31, 1997 and December 31, 1996, respectively, and recorded at fair value. Unrealized holding gains and losses, if any, net of the related tax effect, are reported as a separate component of shareholders equity until realized. At December 31, 1997 and 1996, amortized cost was approximately equal to fair value for these securities.

FOREIGN CURRENCY TRANSLATION

     The functional currency of foreign operations is deemed to be the local country's currency. Consequently, assets and liabilities of the Company's foreign operations are translated at each balance sheet date into United States dollars using exchange rates in effect at that date in accordance with Statement of Financial Accounting Standards No. 52. Income and expenses of the foreign operations are translated at average exchange rates for the period. Company revenues and corresponding receivables are typically U.S. dollar denominated and therefore are not impacted by translation adjustments. The effects of foreign currency translation adjustments are included as a component of shareholders' equity.

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

ACCOUNTING FOR STOCK BASED COMPENSATION

     The Company has two stock option plans which reserve shares of common stock for issuance to executives, key employees, consultants and directors. The Company accounts for stock-based compensation under the provisions of Accounting Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). The exercise price of options granted under these plans is equal to the market price of the Company's stock on the date of grant, and accordingly, no compensation cost is recorded under APB 25. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," effective January 1, 1996. Note 5 of the Consolidated Financial Statements contains a summary of the pro forma effects to reported net income and earnings per share for 1997 and 1996 as if the Company had elected to recognize compensation expense based upon the fair value of the options granted at grant date as prescribed by SFAS No. 123.

RECLASSIFICATIONS

     Certain reclassifications have been made to 1996 and 1995 amounts to conform to the current year presentation. These classifications did not change the previously reported net income/(loss), total assets or total cash flows of the Company for those years.

NEW ACCOUNTING STANDARDS

     In 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 129, "Disclosure of Information About Capital Structure." SFAS No. 129 requires companies to disclose certain information about their capital structure. SFAS No. 129 did not have a material impact on the Company's consolidated financial statement disclosures.

     In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which will be adopted by the Company in the first quarter of 1998. SFAS No. 130 requires companies to report a new, additional measure of income on the income statement or to create a new financial statement that has the new measure of income on it. "Comprehensive Income" is to include foreign currency translation gains and losses and other unrealized gains and losses that have been previously excluded from net income or loss and reflected instead in equity. The Company anticipates that SFAS No.130 will not have a material impact on the Company's consolidated financial statements.

     In 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which will be adopted by the Company in the 1998 annual consolidated financial statements. SFAS No. 131 requires companies to report financial and descriptive information about its reportable operating segments, including segment profit or loss, certain specific revenue and expense items and segment assets as well as information about revenues derived from the Company's products and services, the countries in which the Company earns revenues and holds assets and major customers. The Company currently provides much of this information in its current consolidated financial statements and anticipates that SFAS No. 131 will not have a material impact on the Company's consolidated financial statements.

     In 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which will be adopted by the Company in the first quarter of 1998. SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The Company anticipates that SOP 97-2 will not have a material impact on the Company's consolidated financial statements.

3.   ACQUISITIONS:

     On February 13, 1996, the Company completed the acquisition of all the outstanding common stock of LORGB. The purchase price of approximately $8.2 million included an issuance of 578,651 shares of the Company's common stock, approximately $3.3 million in cash and the assumption of options to purchase approximately 167,000 shares of the Company's common stock. The acquisition has been recorded using the purchase method of accounting. The aggregate purchase price has been allocated to the acquired assets and liabilities of LORGB, of which the net tangible assets were not significant. The allocation resulted in $8,044,000 allocated to purchased technology, $7,066,000 of which represented in process research and development. The $7,066,000 was expensed in the accompanying statements of operations as the technology had not yet reached technological feasibility and does not have alternative future uses. The capitalized amount of $977,000 is included in "Purchased software" in the accompanying balance sheets and is amortized over four years.

     The following unaudited pro forma results of operations assume the acquisition occurred as of January 1, 1995 (in thousands, except per share amounts):

   Year Ended December 31,                                 1996        1995
   -----------------------                                -------     -------
   Revenues . . . . . . . . . . . . . . . . . . . . . .   $20,254     $25,006
   Net income (loss). . . . . . . . . . . . . . . . . .    (6,664)      2,884
   Income (loss) per share. . . . . . . . . . . . . . .     (1.01)       0.43

     In the third quarter of 1997, the Company acquired the rights to the software technology of International Risk Control, Inc. ("IRC") for $585,000 in cash. The Company funded additional development of the software acquired and released a version of C-ATS FX in late 1997.

4.   COMMITMENTS:

     The Company and its subsidiaries lease facilities under certain noncancellable lease agreements accounted for as operating leases with future minimum rental payments as follows:

                                                                  Amount
   Year Ending December 31,                                  (in thousands)
   ------------------------                                  --------------
   1998 . . . . . . . . . . . . . . . . . . . . . . . .           $888
   1999 . . . . . . . . . . . . . . . . . . . . . . . .            707
   2000 . . . . . . . . . . . . . . . . . . . . . . . .            641
   2001 . . . . . . . . . . . . . . . . . . . . . . . .            246
                                                                ------
                                                                $2,482
                                                                ------
                                                                ------

     Total rental expense was approximately $974,000, $1,061,000 and $898,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

5.   COMMON STOCK:

     As of December 31, 1997, the Company had reserved shares of its common stock for the following outstanding commitments of both current and available future unexercised grants and stock issues under the plans:

                                                               Number
                                                              of Shares
                                                             -----------
   1988 Incentive Stock Plan. . . . . . . . . . . . . .         324,250
   1995 Stock Plan. . . . . . . . . . . . . . . . . . .       2,386,962
   1995 Employee Stock Purchase Plan. . . . . . . . . .         125,071
   1995 Director Option Plan. . . . . . . . . . . . . .         105,000
                                                             -----------
                                                              2,941,283
                                                             -----------
                                                             -----------


1988 INCENTIVE STOCK PLAN

     The Company's 1988 Incentive Stock Plan (the "1988 Plan") provided for the grant of incentive stock options to employees of the Company, and for the grant of nonstatutory stock options or stock purchase rights to employees and consultants of the Company. The exercise price of all incentive stock options granted under the 1988 Plan are at least equal to the fair market value (as determined by the Board of Directors) of the common stock on the date of grant, subject to subsequent repricing actions. The exercise price of all nonstatutory stock options granted under the 1988 Plan is required to be at least 85% of the fair market value of the common stock on the date of grant. The term of options granted under the 1988 Plan shall be ten years for an incentive stock option and ten years and one day for a nonstatutory stock option

     As of November 7, 1996, the Board of Directors authorized a repricing of the 1988 Plan. All stock options granted under the Plan with an option exercise price greater than 85% of the fair market value of the Company's stock on November 7, 1996 were repriced. There were 85,292 stock options under the 1988 Plan with an exercise prices of $5.00 - $8.00 that were canceled and repriced at an exercise price of $4.69. No further grants will be made under this plan.

     Option activity under the 1988 Plan was as follows:

                                             Options
                                            Available     Number                        Weighted
                                            for Grant    of Shares        Range          Average
                                          ------------   ---------   --------------     ---------
Balance, December 31, 1994. . . . .          139,168      988,417     $0.10 - $5.00       $1.74
                                            --------     --------     -------------       -----
  Granted . . . . . . . . . . . . .         (120,242)     120,242     $3.10 - $8.00       $5.24
  Canceled. . . . . . . . . . . . .          169,758     (169,758)    $0.70 - $8.00       $3.79
  Exercised . . . . . . . . . . . .               --     (335,903)    $0.10 - $8.00       $1.49
                                            --------     --------     -------------       -----
Balance, December 31, 1995. . . . .          188,684      602,998     $0.10 - $8.00       $2.03
                                            --------     --------     -------------       -----
  Granted . . . . . . . . . . . . .               --           --                --          --
  Canceled. . . . . . . . . . . . .           64,555      (64,555)    $1.00 - $8.00       $3.88
  Exercised . . . . . . . . . . . .               --     (178,430)    $0.10 - $8.00       $0.90
  Repriced grants . . . . . . . . .          (85,292)      85,292             $4.69       $4.69
  Repriced canceled . . . . . . . .           85,292      (85,292)    $5.00 - $8.00       $5.58
                                            --------     --------     -------------       -----
Balance, December 31, 1996. . . . .          253,239      360,013     $0.20 - $4.69       $2.03
                                            --------     --------     -------------       -----
  Granted . . . . . . . . . . . . .               --           --                --          --
  Canceled. . . . . . . . . . . . .           11,469      (11,469)    $0.70 - $4.69       $4.41
  Exercised . . . . . . . . . . . .               --      (24,294)    $0.70 - $4.69       $1.56
                                            --------     --------     -------------       -----
Balance, December 31, 1997. . . . .          264,708      324,250     $0.20 - $4.69       $2.00
                                            --------     --------     -------------       -----
                                            --------     --------     -------------       -----

     At December 31, 1997, options to purchase 313,717 shares were exercisable at a weighted average share price of $1.91 under the 1988 Plan.

1995 STOCK PLAN

     In January 1995, the Company adopted the 1995 Stock Plan (the "1995 Plan"). The Company had initially reserved 500,000 common shares for issuance under the 1995 Plan and in May 1996 and again in May 1997, shareholders approved 1,000,000 additional shares to the 1995 Plan. Under the 1995 Plan, the Company may grant incentive stock options or grant nonstatutory stock options and stock purchase rights (SPR) to employees, officers and consultants. Nonqualified options and SPRs granted under the 1995 Plan have a term of ten years and will be issued at a price determined by the Company's Board of Directors at the date of grant. Incentive stock options granted under the 1995 Plan may be granted only to employees of the Company, may have a term of up to ten years, and must be issued at a price equal to the fair market value of the Company's common stock at the date of grant.

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

Option activity under the 1995 Plan was as follows:

                                            Options
                                           Available      Number                       Weighted
                                           for Grant    of Shares        Range          Average
                                          ----------    ---------    --------------    --------
Balance, January 1, 1995. . . . . .          500,000           --                --          --
  Authorized. . . . . . . . . . . .        1,000,000           --                --          --
  Granted . . . . . . . . . . . . .         (397,000)     397,000     $6.88 -$12.00       $8.09
  Canceled. . . . . . . . . . . . .            5,937       (5,937)   $11.75 -$12.00      $11.83
  Exercised . . . . . . . . . . . .               --           --                --          --
                                          ----------    ---------    --------------      ------
Balance, December 31,1995 . . . . .        1,108,937      391,063    $6.88 - $12.00       $8.03
                                          ----------    ---------    --------------      ------
  Granted . . . . . . . . . . . . .       (1,032,200)   1,032,200     $4.69 - $7.13       $5.52
  Granted (LORGB assumed options) .         (167,861)     167,861     $0.08 - $0.16       $0.08
  Canceled. . . . . . . . . . . . .          202,020     (202,020)   $4.69 - $12.00       $6.96
  Exercised . . . . . . . . . . . .               --          (42)            $7.13       $7.13
  Repriced grants . . . . . . . . .         (699,100)     699,100             $4.69       $4.69
  Repriced canceled . . . . . . . .          699,100     (699,100)   $5.50 - $12.00       $7.02
                                          ----------    ---------    --------------      ------
Balance, December 31, 1996. . . . .          110,896    1,389,062    $0.08  - $4.69       $4.13
                                          ----------    ---------    --------------      ------
  Authorized. . . . . . . . . . . .        1,000,000           --                --          --
  Granted . . . . . . . . . . . . .         (650,500)     650,500      $4.25 -$8.00       $5.53
  Canceled. . . . . . . . . . . . .          327,684     (327,684)     $4.25 -$7.13       $4.58
  Exercised . . . . . . . . . . . .               --     (112,996)     $0.08 -$4.87       $2.97
                                          ----------    ---------    --------------      ------
Balance, December 31, 1997. . . . .          788,080    1,598,882     $0.08 - $8.00       $4.69
                                          ----------    ---------    --------------      ------
                                          ----------    ---------    --------------      ------

     At December 31, 1997, options to purchase 517,638 shares were exercisable at a weighted average share price of $3.63 under the 1995 Plan.

1995 EMPLOYEE STOCK PURCHASE PLAN

     In January 1995, the Company adopted the 1995 Employee Stock Purchase Plan and reserved 200,000 shares of the Company's common stock for issuance under this plan. Under the terms of this plan, the Company allows eligible employees to purchase shares of common stock at 85% of the lower of the fair market value of the common stock at the beginning or at the end of each offering period. Offering periods under this plan will commence on January 1 and July 1 of each year and end on June 30 and December 31, respectively.
The first offering commenced on July 3, 1995. During 1995, 19,007 shares were subscribed under the plan and issued on January 1, 1996 at an average purchase price of $6.06 per share. During 1996, 15,055 and 20,815 shares were subscribed under the plan and issued on July 1, 1996 and January 1, 1997 at average purchase prices of $5.10 and $4.375 per share, respectively. During 1997, 20,052 and 22,971 shares were subscribed under the plan and issued on July 1, 1997 and January 1, 1998 at purchase prices of $3.72 and $4.04 per share, respectively.

1995 DIRECTOR OPTION PLAN

     In January 1995, the Company adopted the 1995 Director Option Plan. The Company has authorized 105,000 shares of the Company's common stock for issuance under the 1995 Director Option Plan, and 80,000 options were granted under this plan at an exercise price of $8.00 per share. Options must be issued at the fair market value of the Company's common stock at date of grant, have a term of ten years and vest 33% each year following the date of grant. At December 31, 1997, options to purchase 60,000 shares were exercisable at $8.00 per share under the 1995 Director Option Plan. During 1997, options to purchase 20,000 shares were canceled under the Director Option Plan.

OPTION FAIR VALUE

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," issued in October 1995. In accordance with the provisions of SFAS No. 123, the Company applies Opinion 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost as the exercise price equals the fair value of common stock at the date of grant. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income (loss) and income (loss) per share would have been changed to the pro forma amounts indicated in the table below.

                                                                     1997           1996          1995
                                                                -------------  ------------- -------------
                                                                (in thousands, except  per share amounts)
                                                                ------------------------------------------
Net income (loss) - as reported. . . . . . . . . . . . . . .    $    (2,581)   $    (6,197)  $      3,485
Net income (loss) - pro forma. . . . . . . . . . . . . . . .    $    (3,994)   $    (6,985)  $      3,309
Basic income (loss) per share - as reported. . . . . . . . .    $     (0.38)   $     (0.95)  $       0.64
Basic income (loss) per share - pro forma. . . . . . . . . .    $     (0.59)   $     (1.07)  $       0.61
Diluted income (loss) per share - as reported. . . . . . . .    $     (0.38)   $     (0.95)  $       0.57
Diluted income (loss) per share - pro forma. . . . . . . . .    $     (0.59)   $     (1.07)  $       0.55


     The fair value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: a weighted average risk-free interest rate of 5.80% corresponding to government securities with original maturities similar to the estimated option life of approximately one year beyond vest date; annual volatility of the Company's stock price of 65%; and a dividend yield of 0.0%. The effects of applying the provisions of SFAS No. 123 are not likely to be representative of the effects on the pro forma net income (loss) in future years. The weighted average of fair values of options granted during 1997 and 1996 were approximately $2.34 for both years. The options outstanding and exercisable under all option plans are as follows:

      Options Outstanding at December 31, 1997          Options exercisable at December 31,  1997
   ----------------------------------------------   ------------------------------------------------
                                                      Weighted           Number             Weighted
                      Number        Weighted           Average       Exercisable as of       Average
      Range of        of Shares      Average          Remaining        December 31,         Exercise
   Exercise Price   Outstanding   Exercise Price    Contract Life          1997              Price
   --------------  ------------   ---------------   -------------    -----------------     ---------
   $0.08 - $2.00     322,132         $0.46              4.44             321,077            $0.46
   $2.01 - $4.00      53,146         $3.00              6.07              52,302            $3.00
   $4.01 - $6.00   1,378,854         $4.81              8.72             451,601            $4.69
   $6.01 - $8.00     249,000         $7.16              7.78              66,375            $7.84
   -------------   ---------         -----              ----             -------            -----
   $0.08 - $8.00   2,003,132         $4.35              7.84             891,355            $3.30
   -------------   ---------         -----              ----             -------            -----
   -------------   ---------         -----              ----             -------            -----

6.  INCOME TAXES:

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement provides for a liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.

     The provision for income taxes consisted of the following components for the years ended December 31 (in thousands):

                                                 1997       1996        1995
                                               --------  ---------    --------
   Current provision:
       Federal. . . . . . . . . . . . . .     $     ---  $     ---    $  1,034

       State and local. . . . . . . . . .           ---        ---         312

       Foreign. . . . . . . . . . . . . .           936        902       1,004
                                               --------  ---------    --------
                                                    936        902       2,350

   Deferred benefit:
       Federal. . . . . . . . . . . . . .          (865)      (818)       (426)

   State and local. . . . . . . . . . . .           (71)       (84)        (47)
                                               --------  ---------    --------
                                                   (936)      (902)       (473)

Total provision  for income taxes . . . .     $     ---  $     ---    $  1,877
                                               --------  ---------    --------
                                               --------  ---------    --------

     The provision for income taxes for the years ended December 31, 1997, 1996 and 1995 differs from the amount obtained by applying the statutory Federal income tax rate to income before taxes as follows (in thousands):

                                                                      1997         1996            1995
                                                                    -------      ---------       --------
   Federal tax expense (benefit) at statutory rate. . . . . .       $  (903)     $  (2,169)      $  1,877
   State income taxes, net of Federal benefit . . . . . . . .          (351)            --            166
   Foreign income taxes incurred. . . . . . . . . . . . . . .           761            902            799
   Foreign tax credits utilized . . . . . . . . . . . . . . .          (761)          (818)          (763)
   Change in valuation allowance. . . . . . . . . . . . . . .         1,925           (171)           ---
   FSC benefit. . . . . . . . . . . . . . . . . . . . . . . .            --             --            (73)
   Non-deductible write-off of in-process research and development       --          2,473             --
   Tax credits. . . . . . . . . . . . . . . . . . . . . . . .          (630)          (234)          (137)
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . .           (41)            17              8
                                                                    -------      ---------       --------
Total provision  for income taxes . . . . . . . . . . . . . .    $       --     $       --       $  1,877
                                                                    -------      ---------       --------
                                                                    -------      ---------       --------

     The components of the net deferred tax asset at December 31, 1997 and 1996 are as follows (in thousands):

                                                                 1997    1996
                                                                ------  -------
       Revenue deferred for financial reporting purposes. .     $3,087  $3,156
       Items not currently deductible for tax purposes. . .        501     171
       Foreign tax credits. . . . . . . . . . . . . . . . .        761      --
       General business credits . . . . . . . . . . . . . .        909      --
       Net operating loss carryforward. . . . . . . . . . .        931      --
                                                                ------  -------
                                                                 6,189   3,327
       Valuation allowance. . . . . . . . . . . . . . . . .     (3,582) (1,657)
                                                                ------  -------
       Net deferred tax asset . . . . . . . . . . . . . . .     $2,607  $1,670
                                                                ------  -------
                                                                ------  -------

     For income tax reporting purposes, the Company has Federal and State net operating loss carryforwards of approximately $2,500,000 and $1,000,000, respectively, and Federal and State research and development tax credit carryforwards of approximately $110,000 and $124,000, respectively, all of which will expire on various dates through 2012. The Internal Revenue Code contains provisions which may limit the amount of tax carryforwards available to be used in any given year upon the occurrence of certain events, including changes in ownership interests. Due to certain limitations of the benefits related to tax carrybacks, the current year operating loss and the uncertainty of future results, the Company has provided a valuation allowance related to a portion of the deferred tax asset.

     The Company's tax returns for 1990 through 1993 are currently being examined by the Internal Revenue Service ("IRS") which has issued a notice of assessment related to its position on foreign tax credits related to foreign withholding taxes on the Company's software license revenue. If the IRS position were to prevail in full, the net tax cost for this assessment at December 31, 1997 would be approximately $2.3 million, excluding interest and penalties. The Company is currently seeking competent authority relief, which, if successful, will eliminate any potential double taxation. In management's opinion the ultimate resolution of this matter will not have a material adverse effect on the results of operations.

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

                                                                     1997           1996           1995
                                                                   --------       --------       --------
   Revenue:

       United States . . . . . . . . . . . . . . . . . . . .      $  18,454      $  20,145      $  22,298
       United Kingdom. . . . . . . . . . . . . . . . . . . .          2,784          2,405          2,050
       Japan . . . . . . . . . . . . . . . . . . . . . . . .          1,954          1,723          2,059
       Switzerland . . . . . . . . . . . . . . . . . . . . .            288            450            798
       Eliminations. . . . . . . . . . . . . . . . . . . . .        $(5,026)       $(4,578)       $(4,907)
                                                                   --------       --------      ---------
   Consolidated. . . . . . . . . . . . . . . . . . . . . . .       $ 18,454       $ 20,145      $  22,298
                                                                   --------       --------      ---------
                                                                   --------       --------      ---------
   Operating income/(loss):
       United States . . . . . . . . . . . . . . . . . . . .         (3,952)        (7,377)         4,000
       United Kingdom. . . . . . . . . . . . . . . . . . . .            186            162            190
       Japan . . . . . . . . . . . . . . . . . . . . . . . .            173            117            134
       Switzerland . . . . . . . . . . . . . . . . . . . . .             52             38            107
                                                                   --------       --------      ---------
   Consolidated. . . . . . . . . . . . . . . . . . . . . . .       $ (3,541)      $ (7,060)     $   4,431
                                                                   --------       --------      ---------
                                                                   --------       --------      ---------


                                                                     1997            1996           1995
                                                                   --------       --------      ---------
   Identifiable assets:
       United States . . . . . . . . . . . . . . . . . . . .      $  29,816      $  32,079      $  37,418
       United Kingdom. . . . . . . . . . . . . . . . . . . .            796          1,048          1,045
       Japan . . . . . . . . . . . . . . . . . . . . . . . .            610            587            560
       Switzerland . . . . . . . . . . . . . . . . . . . . .            102             79             79
       Eliminations. . . . . . . . . . . . . . . . . . . . .           (684)          (794)          (602)
                                                                   --------       --------      ---------
   Consolidated. . . . . . . . . . . . . . . . . . . . . . .      $  30,640      $  32,999      $  38,500
                                                                   --------       --------      ---------
                                                                   --------       --------      ---------

       The Company's export sales to unaffiliated non-U.S. customers are as follows (in thousands):

                                                                     1997            1996           1995
                                                                   --------       --------      ---------
       Japan . . . . . . . . . . . . . . . . . . . . . . . .      $   6,269      $   7,269      $   7,468
       United Kingdom. . . . . . . . . . . . . . . . . . . .          3,722          3,915          4,006
       Europe, excluding United Kingdom. . . . . . . . . . .          3,472          3,571          4,460
       Other . . . . . . . . . . . . . . . . . . . . . . . .          1,861          1,671          1,864
                                                                   --------       --------      ---------
                                                                  $  15,324      $  16,426      $  17,798
                                                                   --------       --------      ---------
                                                                   --------       --------      ---------



     Sales to a major client accounted for 10% of revenues in 1995. No major client accounted for more than 10% of revenues in 1997 or 1996.

********************************************************************************

STOCK          The Company's common stock is traded on the Nasdaq National
TRADING        Market under the symbol CATX.  C-ATS Software Inc. completed
INFORMATION    its initial public offering on March 20, 1995.  The quarterly high and low bid prices over the past eight quarters were as follows

                                                        High        Low
                                                      --------    -------
                 Fiscal 1997
                 Fourth Quarter                        5 7/8       5
                 Third Quarter                         7 1/4       4 1/2
                 Second Quarter                        5 1/8       4 1/8
                 First Quarter                         5 3/4       4 3/8

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

AS OF MARCH 2, 1998, THERE WERE APPROXIMATELY 750 SHAREHOLDERS OF RECORD OF COMMON STOCK OF THE COMPANY. C-ATS SOFTWARE INC. HAS NEVER PAID DIVIDENDS AND HAS NO PRESENT PLANS TO DO SO. ON MARCH 2, 1998, THE CLOSING BID PRICE WAS $4.688 PER SHARE.

********************************************************************************